Exhibit 10.52

CREDIT AND GUARANTEE AGREEMENT

dated as of

June 17, 2010,

among

THE TELX GROUP, INC.,

as Borrower,

CERTAIN OF ITS SUBSIDIARIES,

as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Arrangers,

GOLDMAN SACHS LENDING PARTNERS LLC,

DEUTSCHE BANK SECURITIES INC.,

RBC CAPITAL MARKETS CORPORATION

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Bookrunners and Syndication Agents,

and

ING CAPITAL, LLC,

as Documentation Agent

$175,000,000 Senior Secured Credit Facilities

i

4.12. Payment of Taxes	82
4.13. Properties	82
4.14. Environmental Matters	83
4.15. No Defaults	83
4.16. Governmental Regulation	83
4.17. Margin Stock	83
4.18. Employee Matters	83
4.19. Employee Benefit Plans	84
4.20. Solvency	85
4.21. Compliance with Laws	85
4.22. Disclosure	85
4.23. Collateral Matters	85
4.24. PATRIOT Act	86

SECTION 5. AFFIRMATIVE COVENANTS	87
5.1. Financial Statements and Other Reports	87
5.2. Existence	90
5.3. Payment of Taxes and Claims	90
5.4. Maintenance of Properties	91
5.5. Insurance	91
5.6. Environmental Matters	91
5.7. Books and Records; Inspections	91
5.8. Lender Meetings	92
5.9. Compliance with Laws and Material Contractual Obligations	92
5.10. Additional Subsidiaries	92
5.11. Additional Collateral	92
5.12. Further Assurances	93
5.13. Interest Rate Protection	93
5.14. Maintenance of Ratings

SECTION 6. NEGATIVE COVENANTS	93
6.1. Indebtedness	93
6.2. Liens	95
6.3. No Further Negative Pledges	97
6.4. Restricted Payments; Certain Payments of Indebtedness	98
6.5. Restrictions on Subsidiary Distributions	99
6.6. Investments	100
6.7. Financial Covenants	102
6.8. Fundamental Changes; Disposition of Assets	103
6.9. Sale/Leasebacks	104
6.10. Transactions with Affiliates	104
6.11. Conduct of Business	105
6.12. Capital Expenditures	105
6.13. Amendments of Organizational Documents and Certain Agreements	105
6.14. Fiscal Year	106

SECTION 7. OBLIGATIONS GUARANTEE	106
7.1. Guarantee of the Obligations	106
7.2. Contribution by Subsidiary Guarantors	106
7.3. Payment by Subsidiary Guarantors	107
7.4. Liability of Subsidiary Guarantors Absolute	107

7.5. Waivers by Subsidiary Guarantors	109
7.6. Subsidiary Guarantors’ Rights of Subrogation, Contribution, Etc.	109
7.7. Subordination of Other Obligations	110
7.8. Continuing Guarantee	110
7.9. Authority of Subsidiary Guarantors or the Borrower	111
7.10. Financial Condition of the Borrower	111
7.11. Bankruptcy, Etc.	111
7.12. Discharge of Subsidiary Guarantor Upon Disposition	112

SECTION 8. EVENTS OF DEFAULT	112
8.1. Events of Default	112

SECTION 9. AGENTS	115
9.1. Appointment of Agents	115
9.2. Powers and Duties	115
9.3. General Immunity	116
9.4. Agents Entitled to Act as Lender	117
9.5. Lenders’ Representations, Warranties and Acknowledgments	117
9.6. Right to Indemnity	118
9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender	119
9.8. Collateral Documents and the Obligations Guarantee	120
9.9. Withholding Taxes	122

SECTION 10. MISCELLANEOUS	122
10.1. Notices	122
10.2. Expenses	124
10.3. Indemnity	125
10.4. Set-Off	125
10.5. Amendments and Waivers	126
10.6. Successors and Assigns; Participations	128
10.7. Independence of Covenants	132
10.8. Survival of Representations, Warranties and Agreements	132
10.9. No Waiver; Remedies Cumulative	132
10.10. Marshalling; Payments Set Aside	133
10.11. Severability	133
10.12. Obligations Several; Independent Nature of Lenders’ Rights	133
10.13. Headings	133
10.14. APPLICABLE LAW	134
10.15. CONSENT TO JURISDICTION	134
10.16. WAIVER OF JURY TRIAL	134
10.17. Confidentiality	135
10.18. Usury Savings Clause	136
10.19. Counterparts	136
10.20. Effectiveness; Entire Agreement	136
10.21. PATRIOT Act	137
10.22. Electronic Execution of Assignments	137
10.23. No Fiduciary Duty	137

SCHEDULES:	2.1	Commitments
	4.2	Equity Interests and Ownership
	4.13	Real Estate Assets and Leases, Subleases or Assignments Affecting Real Estate Assets
	4.24	Insurance
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions
	10.1	Notices

EXHIBITS:	A	Assignment Agreement
	B	Certificate re Non-Bank Status
	C	Closing Date Certificate
	D	Compliance Certificate
	E	Conversion/Continuation Notice
	F	Counterpart Agreement
	G	Funding Notice
	H	Intercompany Note
	I	Issuance Notice
	J	Landlord Waiver and Consent Agreement
	K	Mortgage
	L	Pledge and Security Agreement
	M	Solvency Certificate
	N-1	111 8th Landlord Agreement
	N-2	60 Hudson Landlord Agreement
	N-3	New Jersey Landlord Consent and Estoppel
	N-4	New Jersey Leasehold Mortgage
	O	DLR Landlord Consent and Estoppel

CREDIT AND GUARANTEE AGREEMENT dated as of June 17, 2010, among THE TELX GROUP, INC., a Delaware corporation (the “Borrower”); CERTAIN SUBSIDIARIES OF THE BORROWER, as Subsidiary Guarantors; the LENDERS party hereto; GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”), as Administrative Agent and as Collateral Agent; GSLP and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as Arrangers; GSLP, DBSI, RBC CAPITAL MARKETS CORPORATION (“RBC”) and SUNTRUST ROBINSON HUMPHREY, INC. (“STRH”), as Joint Bookrunners (in such capacity, the “Bookrunners”) and as Syndication Agents (in such capacity, the “Syndication Agents”); and ING CAPITAL, LLC, as Documentation Agent.

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the meanings set forth for such terms in Section 1.1;

WHEREAS, Lenders have agreed to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $175,000,000, consisting of Term Loans in an aggregate principal amount of $150,000,000 and Revolving Commitments in an aggregate amount of $25,000,000;

WHEREAS, the Borrower has agreed to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests directly held by it in its Domestic Subsidiaries and in its Foreign Subsidiaries (limited to 65% of the voting Equity Interests in such Foreign Subsidiaries); and

WHEREAS, the Subsidiary Guarantors have agreed to Guarantee the Obligations and to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests directly held by them in their respective Domestic Subsidiaries and the Equity Interests directly held by them in their respective Foreign Subsidiaries (limited to 65% of the voting Equity Interests in such Foreign Subsidiaries).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP as in effect at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upwards, if necessary, to the next 1/100 of 1%) (a) (i) the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or if the Reuters Screen shall cease to be available, the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Deutsche Bank Trust Company Americas for deposits (for delivery on the first day of such Interest Period) in Dollars in same day funds of $5,000,000 with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing the Adjusted Eurodollar Rate shall at no time be less than 2.00% per annum.

“Administrative Agent” means GSLP, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agent” means each of (a) the Administrative Agent, (b) the Syndication Agents and (c) the Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guarantee Agreement dated as of June 17, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Annualized Consolidated Adjusted EBITDA” means, for any Fiscal Quarter, the sum of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, determined without giving effect to clause (vi) of the definition of such term, multiplied by 4, plus (b) the lesser of (i) the aggregate amount of charges under clause (vi) of such definition for such Fiscal Quarter multiplied by 4 and (ii) $2,500,000.

“Applicable Margin” means, for any day, (a) with respect to the Term Loans and Revolving Loans, (i) 5.00% per annum, in the case of a Base Rate Loan and (ii) 6.00% per annum, in the case of a Eurodollar Rate Loan; provided that (x) commencing on the date that is 60 days following the Closing Date, if the DLR Mortgage Documents shall not have been executed and delivered for at least five of the Leasehold Properties set forth under the heading “DLR Leasehold Properties” on Schedule 4.13, then the Applicable Margins set forth in clauses (a)(i) and (a)(ii) with respect to the Term Loans shall be increased by 0.25% per annum until such DLR Mortgage Documents for at least five of the Leasehold Properties shall have been executed and delivered, and (y) commencing on the date that is 150 days following the Closing Date, if the DLR Mortgage Documents shall not have been executed and delivered for all of the Leasehold Properties set forth under the heading “DLR Leasehold Properties” on Schedule 4.13, then the Applicable Margins set forth in clauses (a)(i) and (a)(ii) with respect to the Term Loans shall be increased by 0.25% per annum (such increase to be in addition to any increase required by clause (x)) until such DLR Mortgage Documents for all such Leasehold Properties shall have been executed and delivered; provided further that the increases in the Applicable Margin required by the preceding proviso shall not be effective starting on the third Business Day following the date on which the financial statements and a Compliance Certificate for the most recently ended Fiscal Quarter are delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), if the Senior Secured Leverage Ratio as of the last day of such Fiscal Quarter is equal to or less than 3.375 to 1.00, and (b) with respect to the Incremental Term Loans of any Series, the rate per annum specified in the Incremental Term Loan Agreement establishing Incremental Term Loan Commitments of such Series. In the event that any financial statement or certificate delivered pursuant to Section 5.1 is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable), and such inaccuracy, if corrected, would have led to the application of a higher

Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) Borrower shall immediately deliver to Administrative Agent a correct certificate required by Section 5.1 for such Applicable Period, (b) the Applicable Margin shall be determined as if the Senior Secured Leverage Ratio were in excess of 3.375 to 1.000 and (c) Borrower shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.10 or Article 8.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent, the Lenders or the Issuing Bank by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” means GSLP and DBSI, in their capacities as joint lead arrangers for the credit facilities established hereunder.

“Asset Sale” means any sale, transfer, lease or other disposition of assets made in reliance on Section 6.8(a)(vi), other than any such disposition resulting in aggregate Net Proceeds not exceeding $500,000 in a single transaction or a series of related transactions or $1,000,000 when aggregated with the Net Proceeds of other such dispositions during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the parties thereto, the Administrative Agent and the Borrower.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the sum of (i) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day and (ii) the excess of the Applicable Margin with respect to Eurodollar Rate Loans over the Applicable Margin with respect to Base Rate Loans; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 3.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Loans that are Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” as defined in the preamble hereto.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Availability” means, as of any date of determination, the amount by which (a) the total Revolving Commitments exceeds (b) the Total Utilization of Revolving Commitments.

“Business Day” means any day other than a Saturday, Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP. For purposes of Section 6.2 and the definition of “Consolidated Senior Secured Indebtedness”, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Revolving Lender or by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s at the time of acquisition thereof.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B.

“Change of Control” means (a) prior to an IPO, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the Borrower representing at least 50.1% on a fully diluted basis of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of Equity Interests in the Borrower representing more than 35% on a fully diluted basis of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower (unless the Permitted Holders own, directly or indirectly, beneficially or of record, more than 50% on a fully diluted basis of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower); or (c) persons who were (i) directors of the Borrower on the date hereof, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors that were directors of the Borrower on the date hereof or directors nominated as provided in the preceding clause (ii), in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (other than any such solicitation made by the board of directors of the Borrower), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower. For purposes of clauses (a) and (b) of this definition, the aggregate equity value represented by Equity Interests of the Borrower of a single class shall be deemed to be represented ratably by all such Equity Interests.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans of any Series or Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means GSLP, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person as a “Subsidiary Guarantor” or (ii) in the case of any Person that becomes a Domestic Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) the Collateral Agent shall have received from the Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Domestic Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c) in the case of any Person that becomes a Domestic Subsidiary (other than any Excluded Subsidiary) after the Closing Date, the Administrative Agent shall have received documents and opinions of the type referred to in Sections 3.1(b) and 3.1(h) with respect to such Domestic Subsidiary;

(d) all Equity Interests owned by or on behalf of any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement (and, in the case of Equity Interests in any Foreign Subsidiary that accounts for more than 2.5% of the consolidated assets of the Borrower and the Subsidiaries at the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), where the Collateral Agent so reasonably requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement); provided that the Credit Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary, and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) all Indebtedness of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by the Intercompany Note (and no other instrument), (ii) all Indebtedness of any other Person in a principal amount of $250,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and, in the case of each of clauses (i) and (ii), shall have been pledged pursuant to the Pledge and Security Agreement, and (iii) all Indebtedness of any other Person owing to the Credit Parties that is evidenced by promissory notes in an aggregate principal amount of $500,000 or more for all such Indebtedness shall be pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(g) (i) the Collateral Agent shall have received counterparts of a Mortgage with respect to each Material Real Estate Asset (other than any Material Real Estate Asset that is a Leasehold Property) duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) in the case of each Material Real Estate Asset that is a Leasehold Property, the Borrower shall have used commercially reasonable efforts to obtain (A) on or prior to the Closing Date, in the case of Material Real Estate Assets held on the Closing Date (and if not so obtained prior to the Closing Date, within 90 days following the Closing Date, as the same may be extended in the Administrative Agent’s reasonable discretion for a period not to exceed 120 days following the Closing Date) or (B) on the date of the acquisition of such Material Real Estate Asset, in the case of Material Real Estate Assets acquired after the Closing Date, and, if not so obtained prior to the date of such acquisition, within 90 days following the date of such acquisition, as the same may be extended in the Administrative Agent’s reasonable discretion for a period not to exceed 120 days following the date of such acquisition), in each case with respect to the foregoing clauses (A) and (B), as applicable, each of the following: (1) counterparts of a Mortgage with respect to such Material Real Estate Asset, (2) a Landlord Consent and Estoppel, (3) evidence that the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property and otherwise in form reasonably satisfactory to the Collateral Agent and (4) a Landlord Personal Property Collateral Access Agreement executed by the landlord of such Leasehold Property and by the applicable Credit Party, and (iii) the Collateral Agent shall have received (x) on or prior to the Closing Date (or date of acquisition of Material Real Assets acquired after the Closing Date), in the case of the New Jersey Lease and each Material Real Estate Asset owned in fee by a Credit Party (provided that the delivery of the items set forth in clause (iii)(A) in respect of the New Jersey Lease may be made within 30 days following the Closing Date) or (y) substantially concurrently with the delivery of the counterparts of a Mortgage pursuant to clause (ii), in the case of each Material Real Estate Asset that is a Leasehold Property (other than the New Jersey Lease) or each Material Real Estate Asset acquired after the Closing Date (A) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable First Priority Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Encumbrances, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (B) if any Material Real Estate Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (C) such surveys, abstracts, appraisals, legal opinions and other documents (including an opinion of counsel (which shall be reasonably satisfactory to the Collateral Agent) in each state in which Material Real Estate Assets are located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent) as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset;

(h) the Borrower shall have, on or prior to the Closing Date, (i) established and shall at all times maintain in effect a Deposit Account (the “Blocked Account”) subject to the New York Blocked Account Control Agreement and under the sole control of the Collateral Agent, and shall have deposited an amount equal to $3,000,000 into such account, with the funds in such Blocked Account to be used solely for the purpose of making base rent and monthly variable lease payments due with respect to the New York Leases, and the Borrower shall regularly replenish the Blocked Account so that at no time shall the balance of the Blocked Account fall below $3,000,000, (ii) obtained a letter, certificate or other instrument in writing executed by the lessor under the 111 8th Lease, pursuant to which, among other things, such lessor agrees to provide the Collateral Agent with notice of a Credit Party tenant default under such lease and the ability to cure such Credit Party tenant default, such letter, certificate or other instrument in writing to be substantially in the form of Exhibit N-1, (iii) obtained a letter, certificate or other instrument in writing executed by the lessor under the 60 Hudson Lease, pursuant to which, among other things, such lessor agrees to provide the Collateral Agent with certain rights to access Collateral located at the premises leased under the 60 Hudson Lease and acknowledges certain rights of the Collateral Agent, substantially in the form of Exhibit N-2, and (iv) obtained, in addition to the items required by clause (g) above, an amendment to the New Jersey Lease including a Landlord Consent and Estoppel executed by the lessor under the New Jersey Lease, substantially in the form of Exhibit N-3, evidence that the New Jersey Lease or a memorandum thereof, executed and acknowledged by lessor under the New Jersey Lease, has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property and otherwise in form reasonably satisfactory to the Collateral Agent and counterparts of a Mortgage with respect to the New Jersey Lease in recordable form and sufficient under local law to create enforceable and perfected liens in the property described therein, substantially in the form of Exhibit N-4; and

(i) with respect to each Deposit Account (other than (i) any Deposit Account maintained (A) as a zero-balance account for the purpose of managing local deposits and disbursements, (B) solely for the payment of salaries and wages, payroll taxes, workers’ compensation or other employee benefits or similar expenses or (C) as a fiduciary account or other account securing obligations of the Borrower and its Subsidiaries where such obligations and the Liens on such account are permitted under this Agreement and (ii) any other Deposit Account that does not have a daily balance in excess of $150,000 at any time and that, taken together with all other Deposit Accounts excluded by this parenthetical, does not have an aggregate daily balance in excess of $250,000 at any time) and each securities account (other than any securities account with a daily balance of less than $150,000 at any time) maintained by any Credit Party with any depositary bank or securities intermediary, the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement.

As used in clauses (g) and (h) above, “commercially reasonable efforts” shall require the Borrower to commence and pursue the matter referred to with diligence and in a manner consistent with customary business practices, but shall not require that the Borrower commence litigation or expend any sums of money except such sums as may be required to compensate a lessor for reasonable expenses in reviewing the applicable documentation (including reasonable legal fees in connection with such review). The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Consents and Estoppels, the Landlord Personal Property Collateral Access Agreements, the Control Agreements, the New York Blocked Account Control Agreement, the Foreign Pledge Agreements, the Collateral Questionnaire and all other instruments, documents and agreements delivered pursuant to clause (h) of the definition of “Collateral and Guarantee Requirement” or by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form and substance reasonably satisfactory to the Collateral Agent that provides information with respect to the Borrower and each Domestic Subsidiary and their assets.

“Commitment” means a Revolving Commitment or a Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Concurrent Equity Proceeds” means, with respect to any Investment or Permitted Acquisition, net cash proceeds received by the Borrower from any issuance by the Borrower of its Equity Interests (other than Disqualified Equity Interests) or any receipt by the Borrower of a capital contribution, in each case so long as (a) such issuance or capital contribution is consummated for the purpose of providing funds for such Investment or Permitted Acquisition and (b) either (i) such issuance or capital contribution is consummated, and such proceeds are received, substantially concurrently with the making of such Investment or Permitted Acquisition or (ii) pending their application to pay for such Investment or Permitted Acquisition, such proceeds are (A) held in a separate Deposit Account of the Borrower or any other Credit Party established and used solely for such purpose that is subject to a Blocked Deposit Account Control Agreement in favor of the Collateral Agent (it being agreed that any amounts held in any such account shall be subject to withdrawal at the request of the Borrower, but that amounts so withdrawn for any purpose other than to pay for such Investment or Permitted Acquisition shall cease to constitute Concurrent Equity Proceeds) or (B) applied to prepay outstanding Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of the proceeds so applied will be designated as representing Concurrent Equity Proceeds and, if borrowed and used for any purpose other than to pay for such Investment or Permitted Acquisition, shall cease to constitute Concurrent Equity Proceeds).

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations and amortization or write off of debt discount), (ii) provisions for taxes (whether federal, state, local, foreign or otherwise) based on income for such period, (iii) total depreciation expense for such period, (iv) total amortization expense for such period (excluding amortization expense attributable to a prepaid Cash item that was paid in a prior period), (v) any extraordinary charges (classified as such in accordance with GAAP) for such period, (vi) nonrecurring charges for such period certified by the chief financial officer, treasurer or comptroller of the Borrower to be properly accounted for as such and itemized in the Compliance Certificate delivered pursuant to Section 5.1(c), (vii) any non-Cash rent expense, non-Cash compensation expense or other non-Cash charges or losses for such period (excluding any additions to bad debt reserves or bad debt expense and any non-Cash charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period or amortization of a prepaid Cash item that was paid in a prior period), (viii) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedge Agreement, (ix) the cumulative effect of a change in accounting principles, (x) any after-tax losses attributable to Asset Sales and (xi) any fees and expenses for such period (if incurred prior to September 14, 2010) relating to the Transactions and/or the IPO (other than fees and expenses paid to any Affiliate of the Borrower), minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary or nonrecurring gains for such period, (ii) any non-cash rental income and other non-Cash items of income or gain for such period (excluding any non-Cash items of income or gain (A) in respect of which Cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for anticipated Cash charges in any prior period, but only to the extent such accrual reduced Consolidated EBITDA for such prior period), (iii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement, (iv) the cumulative effect of a change in accounting principles and (v) any after-tax gains attributable to Asset Sales.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by the Borrower and the Subsidiaries during such period that are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, on a consolidated statement of cash flows of the Borrower and the Subsidiaries for such period prepared in conformity with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures (a) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Proceeds invested pursuant to Section 2.14(a) or 2.14(b), (b) that constitute a Permitted Acquisition permitted under Section 6.6 or (c) expenditures that are accounted for as capital expenditures made in cash by the Borrower or any of its Subsidiaries and that actually are paid for by a Person other than the Borrower or any Subsidiary.

“Consolidated Cash Interest Expense” means, for any period, the sum, without duplication, of (a) total interest expense (including imputed interest expense in respect of Capital Lease Obligations) paid or payable by the Borrower and its Subsidiaries for such period (net of all interest income of the Borrower and the Subsidiaries), determined on a consolidated basis in conformity with GAAP and (b) all commissions, discounts and other fees and charges paid or payable during such period by the Borrower or any of its Subsidiaries with respect to letters of credit and net amounts, if any, paid or payable in cash during such period by the Borrower or any of its Subsidiaries under Interest Rate Agreements less the net amounts, if any, received in cash under Interest Rate Agreements, but excluding (A) any amortization of original issue discount (or of closing fees paid in lieu thereof), (B) the interest portion of any deferred payment obligation and (C) any other interest not payable in cash.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Fiscal Year, adjusted to exclude any gains or losses attributable to Asset Sales and Insurance/Condemnation Events; plus

(ii) to the extent deducted in determining Consolidated Net Income for such Fiscal Year, depreciation expense, amortization expense and other non-Cash charges and losses for such Fiscal Year (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash item in any future period); plus

(b) the Consolidated Working Capital Adjustment; minus

(c) the sum, without duplication, of:

(i) to the extent recognized in determining Consolidated Net Income for such Fiscal Year, any non-cash gains for such Fiscal Year; plus

(ii) the sum, without duplication, of (A) the aggregate amount of Consolidated Capital Expenditures made by the Borrower and the Subsidiaries in cash during such Fiscal Year (including any portion of such Consolidated Capital Expenditures made on the basis of the CapEx Amount for any CapEx Period that has been carried over from the preceding Fiscal Year for expenditure in such Fiscal Year in accordance with Section 6.12), (B) the aggregate amount of scheduled repayments (which term, as used in this clause (ii), shall not include mandatory or voluntary prepayments) of Indebtedness for borrowed money and scheduled repayments of Capital Lease Obligations made during such Fiscal Year (excluding any interest expense portion thereof), other than any repayment of revolving extensions of credit (except to the extent that any such repayment is accompanied by a permanent reduction in related commitments), (C) the aggregate principal amount of Term Borrowings voluntarily prepaid by the Borrower pursuant to Section 2.13 during such Fiscal Year, (D) the aggregate principal amount of the Revolving Borrowings voluntarily prepaid by the Borrower pursuant to Section 2.13 during such Fiscal Year (but only to the extent accompanied by a concomitant permanent reduction in the Revolving Commitments) and (E) the aggregate Acquisition Consideration paid by the Borrower and its Subsidiaries during such Fiscal Year to any Person other than the Borrower or any of its Affiliates pursuant to any Permitted Acquisition; provided that the aggregate amount added under this clause (ii) shall not exceed the Internally Generated Cash for such Fiscal Year (or, if lesser, the portion of the Internally Generated Cash for such Fiscal Year applied for the purposes set forth in this clause (ii)).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries for such period, determined in conformity with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary, except to the extent such income does not exceed the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, to any consolidated Subsidiary of the Borrower during such period (and provided, that the amount of such income included under this clause (a) shall in no event represent more than 2.5% of Consolidated Net Income for such period), (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary of the Borrower to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by operation of the terms of the Organizational Documents of such Subsidiary or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (c) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not Wholly-Owned by the Borrower to the extent such income or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness minus, without duplication and to the extent included in Consolidated Total Indebtedness, the aggregate principal amount of all unsecured Indebtedness of the Credit Parties (other than any such Indebtedness that is Guaranteed by any Subsidiary that is not a Credit Party).

“Consolidated Total Indebtedness” means, as of any date, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date that would be reflected on a balance sheet prepared in accordance with GAAP (and without giving effect to any election to value any Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet being below the stated principal amount of such Indebtedness) and (b) Indebtedness of the Borrower and the Subsidiaries of the types referred to in clauses (f) and (i) of the definition of “Indebtedness” (other than any such Indebtedness consisting of letters of credit that do not support Indebtedness), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of (a) Consolidated Current Assets of the Borrower and the Subsidiaries over (b) Consolidated Current Liabilities of the Borrower and the Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment for any period, there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition made during such period; provided that there shall be included with respect to any Permitted

Acquisition made during such period an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Person or Persons acquired in such Permitted Acquisition as of the time of such Permitted Acquisition exceeds (or is less than) Consolidated Working Capital attributable to such Person or Persons as of the end of such period.

“Contractual Obligation” means, with respect to any Person, any provision of any Equity Interest or other Security issued by such Person or of any legally binding agreement or instrument (other than a Credit Document) to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means, with respect to any Person, (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Securities, by contract or otherwise, or (b) solely as such term is used in the definition of the term “Affiliate”, the possession, directly or indirectly, of the power to vote 5.0% or more of the Securities having ordinary voting power for the election of directors of such Person. The words “Controlling”, “Controlled by” and “under common Control with” shall have correlative meanings.

“Control Agreement” means, with respect to any Deposit Account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means any of this Agreement, the Collateral Documents, any Incremental Term Loan Agreements and, except for purposes of Section 10.5, the Notes, if any, any documents or certificates executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit, and all other instruments, fee letters or agreements executed and delivered by any Credit Party or any Authorized Officer (or Person who would be an Authorized Officer if the proviso in the definition of such term were not given effect) thereof for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith prior to, on or after the date hereof.

“Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof), renewal or extension of a Letter of Credit.

“Credit Parties” means the Borrower and the Subsidiary Guarantors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging or managing the foreign currency risks or costs associated with the Borrower and the Subsidiaries’ operations.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Funds Defaulting Lender, (i) in the case of a failure to fund a Loan, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulting Lender Loans) over the aggregate outstanding principal amount of all Loans actually funded by such Funds Defaulting Lender and (ii) in the case of a failure to purchase participations under Section 2.3(d) or 2.4(e) or to fund its Pro Rata Share of any payment under Section 9.6, such Lender’s Pro Rata Share with respect to such participation or payment.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any of its Defaulting Lender Loans or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and/or such Defaulting Lender shall have purchased all participations required under Section 2.3(d) or 2.4(e) and Section 2.4(e) or shall have paid all amounts required to be paid by it under Section 9.6, as the case may be, and (b) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, the Administrative Agent, the Issuing Bank and Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.

“Defaulting Lender Loan” means any Revolving Loan or portion of any unreimbursed payment under Section 2.3(d) or 2.4(e) not made by any Lender when required hereunder.

“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not otherwise Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date at the time of the issuance thereof, except, in the case of clauses (a) and (b), if as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration (or cash collateralization in a manner satisfactory to the Issuing Bank) of all Letters of Credit and the termination of the Commitments.

“DLR Mortgage Documents” means, with respect to any Leasehold Property, (i) counterparts of a Mortgage with respect to such Leasehold Property, (ii) an executed Landlord Consent and Estoppel from the lessor of such Leasehold Property substantially in the form of Exhibit O and a copy of the notice to such lessor required pursuant to Section 2 of such Landlord Consent and Estoppel and (iii) evidence that the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property and otherwise in form reasonably satisfactory to the Collateral Agent.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that neither a natural person, nor any Credit Party or any Affiliate of any Credit Party, shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any Subsidiary or any of their respective ERISA Affiliates.

“Engagement Letter” means the Engagement Letter, dated May 12, 2010, among the Bookrunners and the Borrower.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all applicable foreign, Federal, regional, state and local statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, or (b) occupational safety and health, industrial hygiene or the protection of human health, to the extent related to Hazardous Materials or Hazardous Materials Activity in any manner applicable to the Borrower or any Subsidiary or to any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“Equity Pool” means the Net Proceeds to the Borrower from the IPO, as such amount shall be (a) increased by the Net Proceeds to the Borrower from any other offering of Equity Interests in the Borrower (other than Disqualified Equity Interests) and (b) reduced by (i) any Consolidated Capital Expenditures made in reliance on the Equity Pool and (ii) any portion of the Net Proceeds to the Borrower from the IPO or any other offering of Equity Interests in the Borrower that constituted Concurrent Equity Proceeds and were used as the basis for any Permitted Acquisition or Investment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings thereunder, or any successor thereto.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA. Notwithstanding the foregoing, the term ERISA Affiliate shall not include any entity that could be considered an ERISA Affiliate solely by virtue of its ownership by, or status as, a portfolio company of GI Manager, L.P. or any of its Affiliates unless a court of competent jurisdiction or governmental agency determines with respect to such applicable Borrower or Subsidiary that such entity has a relationship that would cause it to be an ERISA Affiliate of such Borrower or Subsidiary, or a Federal court located in the same jurisdiction as the applicable Borrower, Subsidiary or such entity, or the PBGC by final regulation, interprets ERISA or the Code in a manner that would result in ERISA Affiliate status for such entity.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (b) the failure of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan, (h) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (i) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability for the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, (j) the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) concerning the imposition of withdrawal liability, (ii) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (iii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iv) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA, (l) the occurrence of an act or omission that could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the IRS of notice of the failure of (I) any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or (II) the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (o) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or receipt from the IRS of notice of ERISA or a violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Loans that are Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

“Excluded Subsidiary” means any Subsidiary of the Borrower created or acquired with Investments made pursuant to Section 6.6(a)(viii)(B).

“Excluded Taxes” means with respect to any payments under any Credit Document, any of the following Taxes of a Recipient (without duplication):

(a) Net income Taxes and franchise Taxes (imposed) in lieu of net income Taxes) imposed on any Recipient;

(b) Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction pursuant to any Credit Documents);

(c) Branch profits taxes imposed on any Recipient;

(d) Backup withholding taxes to the extent attributable to a “Notified Payee Underreporting” as described in Section 3406(c) or a notification by the IRS that the “Taxpayer Identification Number” furnished by such Recipient is incorrect;

(e) Taxes attributable to such Recipient’s failure to comply with Section 2.20(d); and

(f) U.S. Federal withholding Taxes in effect (or that would be in effect if such Recipient were a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) at the time a Recipient (or in the case of a Recipient that is an assignee pursuant to Section 10.6, the time the applicable assignor) becomes a Recipient with respect to its applicable ownership interest in the Loan or Commitment, designates a new lending office, or changes its place of organization in each case except to the extent that, prusuant to Section 2.20, additional amounts with respect to such Taxes were payable to (i) such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in the Loan or Commitment or (ii) such Recipient immediately before it designated a new lending office or changed its place of organization.

“Existing Debt Agreements” means (a) the Amended and Restated Loan and Security Agreement dated as of March 31, 2009, as amended, among Telx – New York 111 8th Street, LLC, Telx – New York, LLC, Telx – New York Management, LLC, Telx – New York Holdings, LLC, certain financial institutions, CIT Lending Services Corporation, as agent, and Royal Bank of Canada, as Syndication Agent, (b) the Amended and Restated Loan Agreement dated as of August 10, 2007, as amended, between Colo Properties Atlanta, LLC and UBS Real Estate Securities Inc., (c) the Mezzanine A Loan Agreement dated as of August 10, 2007, as amended, between CP Atlanta, LLC and UBS Real Estate Securities Inc., and (d) the Mezzanine B Loan Agreement dated as of August 10, 2007, as amended, between CP Atlanta II, LLC and UBS Real Estate Securities Inc.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be determined by the Administrative Agent.

“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of the chief financial officer, treasurer or comptroller of such Person stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Encumbrance.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Foreign Plans” as defined in Section 4.18(b).

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit G.

“Funds Defaulting Lender” means any Lender who (i) defaults in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(d) or 2.4(e), (ii) has notified Borrower or the Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(d) or 2.4(e) or its Pro Rata Share of any payment under Section 9.6, (iii) has failed to confirm that it will comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(d) or 2.4(e) or its Pro Rata Share of any payment under Section 9.6 within three Business Days after written request for such confirmation from Borrower or the Administrative Agent (which request may only be made after all conditions to funding have been satisfied; provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by the Administrative Agent and the Borrower), or (iv) has failed to pay to the Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under Section 2.3(d), 2.4(e) or 9.6 or any other amount that is de minimis) due under any Credit Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.

“GAAP” means, subject to Section 1.2, generally accepted accounting principles in the United States of America as in effect at such time.

“GI Management Agreement” means the management agreement between the Borrower and GI Manager L.P., dated October 3, 2006, as amended on March 3, 2010 and June 2010, and as further amended, restated or modified in accordance with Section 6.13.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any Federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSLP” as defined in the preamble.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Hazardous Materials” means (a) substances that are defined, listed or otherwise classified pursuant to any applicable laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other similar term that defines, lists, or classifies a substance by reason of its potential ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or adverse affect on human health or the environment, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, and (f) infectious waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Hedge Counterparty” means each Secured Party that is a party to a Hedge Agreement the obligations under which constitute Specified Hedge Obligations.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) the audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries as of and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, and (b) the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Borrower and the Subsidiaries (i) as of the end of and for the fiscal quarter ended March 31, 2010 (and the corresponding portion of the prior fiscal year), and (ii) as of the end of and for each subsequent fiscal quarter or month (and the corresponding portion of the prior fiscal year) completed at least 30 days prior to the Closing Date.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lenders” as defined in Section 2.23.

“Incremental Term Loan Agreement” means an Incremental Term Loan Agreement among the Borrower, the Administrative Agent and one or more Incremental Term Loan Lenders, in form and substance reasonably satisfactory to the Administrative Agent, establishing Incremental Term Loan Commitments of any Class and effecting such other amendments hereto and the other Credit Documents as are contemplated by Section 2.24.

“Incremental Term Loan Commitments” as defined in Section 2.24.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lender.

“Incremental Term Loan Lender” as defined in Section 2.24.

“Incremental Term Loan Maturity Date” means the date on which Incremental Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Incremental Term Loan Agreement.

“Incremental Term Loans” as defined in Section 2.24.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments that constitute Acquisition Consideration under non-competition agreements and similar agreements, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature (other than in respect of non-competition agreements and other such arrangements referred to above) incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation)), (e) all Capital Lease Obligations of such Person, (f) the aggregate undrawn amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (i) all Guarantees by such Person of Indebtedness of others. The amount of any Indebtedness of any Person under clause (h) above that shall not have been assumed by such Person shall be deemed equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness, and (ii) the fair market value of the Property encumbered thereby as determined in good faith by such Person. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Anything herein to the contrary notwithstanding, Hedging Agreements shall not constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether commenced or threatened by the Borrower or any of the Subsidiaries or by any other Person and whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means, with respect to payments made under any Credit Document, (i) Taxes other than Excluded Taxes and (ii) Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Insolvency Defaulting Lender” means any Lender who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof.

“Installment” as defined in Section 2.12(a).

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, or any Disposition under a threat of such taking, of all or any part of any assets of the Borrower or any Subsidiary, other than any of the foregoing resulting in aggregate Net Proceeds not exceeding $500,000 from a single event or a series of related events or $1,000,000 when aggregated with the Net Proceeds from all other such events.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H evidencing Indebtedness owed among the Borrower and the Subsidiaries.

“Interest Coverage Ratio” means, as of the last day of (a) the second Fiscal Quarter ending after the Closing Date, the ratio of (i) Annualized Consolidated Adjusted EBITDA for such Fiscal Quarter to (ii) Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by 4; (b) the third Fiscal Quarter after the Closing Date, the ratio of (i) Annualized Consolidated Adjusted EBITDA for such Fiscal Quarter to (ii) Consolidated Cash Interest Expense for the two-Fiscal Quarter period ending on such day multiplied by 2; (c) the fourth Fiscal Quarter ending after the Closing Date, the ratio of (i) Annualized Consolidated Adjusted EBITDA for such Fiscal Quarter to (ii) Consolidated Cash Interest Expense for the three-Fiscal Quarter period ending on such day multiplied by 4/3; and (d) any subsequent Fiscal Quarter, the ratio of (i) Annualized Consolidated Adjusted EBITDA for such Fiscal Quarter to (ii) Consolidated Cash Interest Expense for the four-Fiscal Quarter period then ending.

“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any Interest Period of longer than three months, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no

Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging or managing the interest rate risk, exposure or costs associated with the Borrower’s and the Subsidiaries’ operations.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower or any Subsidiary generated during such period, excluding Net Proceeds in respect of any Asset Sale or Insurance/Condemnation Event, and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness (but excluding any security deposits under leases, deposits with public utilities and other similar deposits in the ordinary course of business) or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of the transfer, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

“IPO” means the initial underwritten public offering of common Equity Interests in the Borrower pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit I.

“Issuing Bank” means, subject to Section 2.4(i), (a) SunTrust Bank and (b) any other Person that shall have become an Issuing Bank as provided in Section 2.4(i), each in its capacity as an issuer of Letters of Credit hereunder.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the lessor consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a title policy with respect to such Mortgage in compliance with the Collateral and Guarantee Requirement.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by the Collateral Agent.

“Leasehold Property means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Incremental Term Loan Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means $10,000,000.

“Letter of Credit Usage” means, at any time, the sum of (a) the maximum aggregate amount that is, or at any time thereafter may become, available for drawing under all Letters of Credit outstanding at such time and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by the Borrower.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or other encumbrance or arrangement of any kind (including any conditional sale or other title retention agreement and any lease or license), in each case securing or having the practical effect of securing any Indebtedness or other obligation, whether or not the foregoing or the obligations secured thereby shall have been voluntarily created or incurred, and any agreement to give any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, a Revolving Loan, a Swing Line Loan or an Incremental Term Loan of any Series.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division or line of business of, any Person, if the Acquisition Consideration therefor exceeds $500,000 in the aggregate.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties to fully and timely perform their material obligations under the Credit Documents, (c) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of any assets, if the gross proceeds received therefrom exceed $500,000 in the aggregate.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $2,500,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset” means (a) each parcel of real property or leasehold interest listed on Schedule 4.13 (unless otherwise indicated on Schedule 4.13 not to be a Material Real Estate Asset), (b) each Real Estate Asset owned in fee by a Credit Party, and the improvements thereto, that (together with such improvements) has a book or fair market value of $1,000,000 or more and (c) each leasehold interest in a Real Estate Asset acquired after the Closing Date on or in which any interconnection and collocation facility of a Credit Party is located and any other leasehold interest in a Real Estate Asset that is otherwise material to the business or operations of the Borrower and the Subsidiaries, taken as a whole.

“Maturity Date” means the Revolving Maturity Date, the Term Loan Maturity Date or the Incremental Term Loan Maturity Date with respect to the Incremental Term Loans of any Series.

“Moody’s” means Moody’s Investor Service, Inc., or any successor to its ratings agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be substantially in the form of Exhibit K.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, or any successor thereto.

“Narrative Report” means, with respect to any financial statements for which such report is required, a narrative report describing the operations of the Borrower and the Subsidiaries in the form prepared for presentation to senior management or the Board of Directors of the Borrower for the applicable Fiscal Quarter or Fiscal Year.

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any Cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Borrower or any Subsidiary to Persons that are not Affiliates of the Borrower (including, but not limited to, attorneys’ fees, accountants’ fees and investment banking fees), (ii) in the case of any Asset Sale, the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by the assets subject thereto and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or any Subsidiary, and the amount of any reserves reasonably established by the Borrower or any Subsidiary to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.

“New Jersey Lease” means the lease agreement dated as of October 8, 2008, between Palisades Plaza Associates, L.P. and Telx-Clifton, LLC.

“New York Blocked Account Control Agreement” means the blocked account control agreement dated as of the date hereof among Telx — New York 111 8th, LLC, Telx — New York, LLC and Telx — New York Management, LLC, Citibank, N.A., or any other successor bank or financial institution appointed in accordance with Section 10.6(b)(x), and the Collateral Agent, as replaced, amended, restated or modified in accordance with Section 10.6(b)(x).

“New York Leases” means the 60 Hudson Lease, the 111 8th Lease and the sublease agreement dated as of July 14, 2006, between XO Communications Services, Inc., as sublandlord, and Colo Properties, Inc., as subtenant as assigned to Telx New York from Colo Properties, Inc.

“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a promissory note issued to any Lender pursuant to Section 2.7(c).

“Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, and (b) all Specified Hedge Obligations.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“111 8th Lease” means the lease dated as of March 15, 2007, between 111 8th, as lessee, and 111 Chelsea Commerce L.P., as lessor, as may be amended or modified from time to time.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to any Credit Document, except any such Taxes imposed with respect to an assignment or participation.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of Equity Interests in, or all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division or line of business of, any Person; provided that

(i) immediately prior and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity in all material respects with all applicable Governmental Authorizations, and such acquisition shall not be preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest;

(iii) in the case of an acquisition of all or substantially all the assets of, or all or substantially all the assets constituting a business unit, division or line of business of, any Person, such assets are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower;

(iv) all actions required to be taken with respect to such Person, or such assets, as the case may be, in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” and Section 5.9 shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made);

(v) the Borrower shall be in compliance with the financial covenant set forth in Section 6.7(a) as of the last day of the Fiscal Quarter most recently ended prior to such acquisition for which financial statements have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), calculated on a pro forma basis (determined in accordance with Section 6.7(c)) after giving effect to such acquisition as if it had occurred on the first day of such Fiscal Quarter;

(vi) the Borrower shall be in compliance with the financial covenant set forth in Section 6.7(b) as of the last day of the Fiscal Quarter most recently ended prior to such acquisition for which financial statements have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), calculated on a pro forma basis (determined in accordance with Section 6.7(c)) after giving effect to such acquisition as if it had occurred on the first day of such Fiscal Quarter; provided that for the purposes of this clause (vi), the applicable maximum Senior Secured Leverage Ratio shall be deemed to be 0.25 less than the Senior Secured Leverage Ratio set forth in Section 6.7(b) opposite the applicable Fiscal Quarter;

(vii) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.11;

(viii) the Consolidated Adjusted EBITDA of the Borrower and the Subsidiaries for the period of four Fiscal Quarters most recently ended prior to the consummation of such acquisition for which financial statements have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), calculated on a pro forma basis (determined in accordance with Section 6.7(c)) to give effect thereto as if it had been consummated on the first day of such period, shall not be less than the actual Consolidated Adjusted EBITDA of the Borrower and the Subsidiaries for such period (with both actual and pro forma Consolidated Adjusted EBITDA for such 12-month period being determined without giving effect to the add-back of any nonrecurring charges referred to in clause (vi) of the definition of such terms in excess of $2,500,000);

(ix) after giving effect to such acquisition, the sum of the Borrowing Availability and the aggregate amount of unrestricted Cash and Cash Equivalents held by the Borrower and the Subsidiaries is at least $5,000,000; and

(x) if the Acquisition Consideration for such acquisition shall be $10,000,000 or more, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that the foregoing requirements have been met with respect thereto, together with reasonably detailed calculations in support thereof.

“Permitted Encumbrances” means any Liens permitted under Section 6.2.

“Permitted Holders” means GI Partners Fund II, L.P. and GI Partners Side Fund II, L.P. and any of their respective Affiliates (determined, for purposes of this definition, without giving effect to clause (b) of the definition of “Control”); provided that for purposes of clause (a) of the definition of “Change in Control”, the term “Permitted Holders” shall exclude any Affiliate of GI Partners Fund II, L.P. or GI Partners Side Fund II, L.P. the Equity Interests of which are publicly traded.

“Permitted Liens” means:

(i) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.3;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with the terms set forth with respect to Taxes in Section 5.3;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;

(iv) Liens on insurance policies and proceeds thereof securing liability for premiums or reimbursement or indemnification obligations thereunder;

(v) deposits to secure the performance of bids, tenders, sales and other trade contracts, leases (other than capital leases), statutory bonds and obligations, performance bonds, surety, stay, customs and appeal bonds, government contracts, return of money bonds and other obligations of a like nature, all in the ordinary course of business, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(vi) judgment Liens in respect of judgments, and orders, attachments, garnishments or similar processes for the payment of money, in each case, that do not constitute an Event of Default under Section 8.1(h);

(vii) easements, zoning restrictions, licenses, restrictions, covenants, rights-of-way, encroachments, encumbrances by utilities, minor defects or irregularities in title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances created, assumed or permitted to exist by and arising through a landlord or owner of leased property) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ability of the Borrower and its Subsidiaries to conduct its business (taken as a whole) as currently conducted;

(viii) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(ix) Liens arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;

(x) any interest or title of a lessor or sublessor under any lease permitted hereunder and any interest or title of a licensor or sublicensor under any license or sublicense permitted hereunder;

(xi) landlords’ and lessors’ and other like Liens on assets leased by the Borrower or any Subsidiary or assets located on premises leased by the Borrower or any Subsidiary;

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sales of goods entered into by the Borrower or any Subsidiary in the ordinary course of business and permitted by this Agreement;

(xiii) Liens that are contractual rights of set-off or, in the case of clause (A) or (B) below, other bankers’ Liens (A) relating to (1) Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds incurred in the ordinary course of business or (2) the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xiv) leases and subleases of property by the Borrower or any Subsidiary and non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by the Borrower or any Subsidiary, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and the Subsidiaries (taken as a whole) or of the Collateral; and

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness (other than the Obligations).

“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Credit Parties substantially in the form of Exhibit L, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Financial Statements” means the pro forma financial statements referred to in Section 3.1(f)(ii).

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender by (ii) the aggregate Revolving Exposure of all Lenders; and (c) with respect to all payments, computations, and other matters relating to Incremental Term Loan Commitments or Incremental Term Loans of a particular Series, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of that Lender with respect to such Series by (ii) the aggregate Incremental Term Loan Exposure of all Lenders with respect to such Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Exposure and the Incremental Term Loan Exposures of such Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposures, the aggregate Revolving Exposures and the aggregate Incremental Term Loan Exposures of all Lenders.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their Securities.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (i) the Administrative Agent, (ii) any Lender, (iii) the Issuing Bank and (iv) solely for U.S. Federal withholding tax purposes, in the case of a Non-U.S. Lender that is classified as a partnership for U.S. Federal income tax purposes, the direct or indirect partner or owner of such Lender that is treated, for U.S. Federal income tax purposes, as the beneficial owner of a payment by a Borrower under any Credit Document.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any premiums and other reasonable amounts paid and fees and expenses incurred in connection therewith; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the latest Maturity Date as of the time of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Required Prepayment Date” as defined in Section 2.15(c).

“Requisite Lenders” means, at any time, Lenders having or holding Term Loan Exposure, Incremental Term Loan Exposure and/or Revolving Exposure representing more than 50% of the sum of the Term Loan Exposure, Revolving Exposure and Incremental Term Loan Exposure of all Lenders at such time.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in cash, securities or other property), with respect to any Equity Interests in the Borrower or any Subsidiary, (b) any payment, direct or indirect (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary and (c) any management, monitoring, transaction, advisory or similar fees payable to the Permitted Holders or any of their Affiliates.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, which commitment is the amount, if any, set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1 or in the applicable Assignment Agreement or Incremental Term Loan Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $25,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earlier to occur of (a) the Revolving Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant to Section 2.13(b), 2.15 or 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, such Lender’s Revolving Commitment and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of such Lender, (ii) such Lender’s Pro Rata Share of the Letter of Credit Usage and (iii) such Lender’s Pro Rata Share of all outstanding Swing Line Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.2(a).

“Revolving Maturity Date” means the date that is four years after the Closing Date.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any of its Subsidiaries whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any of its Subsidiaries leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute.

“Senior Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Annualized Consolidated Adjusted EBITDA for such Fiscal Quarter.

“Series” as defined in Section 2.24.

“60 Hudson Lease” means the Agreement of Leases dated as of June 11, 1997, as thereafter amended, the Agreement of Leases dated as of July 6, 1999, as thereafter amended, and the Subordination, Attornment and Leases Agreement, dated as of July 21, 2006, in each case between 60 Hudson Owners LLC, as lessor, and Telx-New York, LLC (successor to Colo Properties, Inc., successor to Telx Communications Corporation), as lessee.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit M.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of Person’s present assets, (b) such Person’s capital is not an unreasonably small amount of capital with which to conduct its business, (c) such Person has not incurred and does not intend to incur debts and liabilities (including contingent liabilities) beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Hedge Obligations” means all obligations of every nature of any Credit Party under each Hedge Agreement that (a) are with a counterparty that is, or was on the Closing Date, an Agent, a Bookrunner or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, a Bookrunner or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) are in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) are entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into, whether for interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of such Hedge Agreement, fees, expenses, indemnification or otherwise.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person, one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is a party hereto as a “Subsidiary Guarantor” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.

“Swing Line Lender” means GSLP in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to the Borrower pursuant to Section 2.3.

“Swing Line Sublimit” means $5,000,000.

“Syndication Agents” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name set forth on Schedule 2.1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $150,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the date that is five years after the Closing Date.

“Terminated Lender” as defined in Section 2.23.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (a) the aggregate principal amount of Revolving Loans outstanding on such date, (b) the aggregate principal amount of all outstanding Swing Line Loans and (c) the Letter of Credit Usage as of such date.

“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and (b) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Waivable Mandatory Prepayment” as defined in Section 2.15(c).

“Weighted Average Yield” means, with respect to any Loan or other Indebtedness, the weighted average yield to maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable with respect thereto and to any interest rate “floor”. Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.24 shall be made by the Administrative Agent in a manner determined by them to be consistent with accepted financial practice, and any such determination shall be conclusive.

“Wholly-Owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another Wholly-Owned Subsidiary of such Person or any combination thereof.

1.2. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower pursuant to Section 5.1(a) and 5.1(b) shall be prepared in conformity with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies used to prepare the Historical Financial Statements and the Borrower shall provide to the Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(d).

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Loan” or “Eurodollar Rate Revolving Borrowing”).

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Term Commitments. Subject to the terms and conditions hereof, each Lender agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount equal to such Lender’s Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may not be reborrowed. Each Lender’s Term Loan Commitment shall terminate immediately and without any further action (i) on the Closing Date upon the making of a Term Loan by such Lender and (ii) on July 31, 2010, if the Closing Date shall not have occurred by such date.

(b) Borrowing Mechanics for Term Loans.

(i) Each Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders proportionately to their respective Pro Rata Shares.

(ii) To request a Term Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice not later than one day prior to the Closing Date. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Term Lender of the applicable Class of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing.

(iii) Each Lender shall make the principal amount of its Term Loan required to be made by it hereunder on the Closing Date available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Term Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account of the Borrower specified by the Borrower in the Funding Notice.

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Revolving Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Total Utilization of Revolving Commitments exceeding the total Revolving Commitments and (iii) the Total Utilization of Revolving Commitments as of the Closing Date exceeding $5,000,000. Amounts borrowed pursuant to this Section 2.2(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Revolving Lenders proportionately to their respective Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Revolving Borrowing, such Borrowing shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess of such amount; provided that a Eurodollar Rate Revolving Borrowing that results from a continuation of an outstanding Eurodollar Rate Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. Subject to Section 2.3(d), at the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments in effect at such time.

(ii) To request a Revolving Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 12:00 noon (New York City time) at least three Business Days in advance of the proposed Credit Date and (B) in the case of a Base Rate Borrowing, not later than 12:00 noon (New York City time) at least one Business Day in advance of the proposed Credit Date. In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Funding Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of any discrepancy between the telephonic notice and the written Funding Notice, the written Funding Notice shall govern. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Revolving Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Except as otherwise provided herein, a Funding Notice for a Eurodollar Rate Revolving Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

2.3. Swing Line Loans.

(a) Swing Line Loan Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that after the making of any Swing Line Loan, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments in effect at such time. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.2(b), whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall notify the Swing Line Lender and Administrative Agent by telephone no later than 12:00 p.m. (New York City time) on the proposed Credit Date. Each such telephonic notice shall be confirmed promptly by delivery to Administrative Agent (with a copy to the Swing Line Lender) of a fully executed Funding Notice.

(iii) The Swing Line Lender shall make the principal amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m.(New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the Funding Notice.

(c) Refunding and Repayment of Swing Line Loans. With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.13, the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to Borrower. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17. If the Revolving Lenders have not funded Revolving Loans to refinance any Swing Line Loans as contemplated by the immediately preceding sentence on the date specified in the Funding Notice, then the Administrative Agent shall so notify the Borrower and such Swingline Loans shall become due and payable on the second Business Day following such notice, and the Administrative Agent and Swing Line Lender shall be authorized to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to pay such Swing Line Loans on such second Business Day.

(d) If for any reason Revolving Loans are not made pursuant to Section 2.3(c) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans within one Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the office of Swing Line Lender designated by it for such purpose. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this Section 2.4(d), Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(e) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.4(c) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans and any unpaid interest accrued thereon pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(f) Resignation and Removal of the Swing Line Lender. The Swing Line Lender may resign as the Swing Line Lender upon 30 days’ prior written notice to the Administrative Agent, Lenders and the Borrower. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent by the replaced Swing Line Lender will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

2.4. Letters of Credit.

(a) General. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or jointly for the account of the Borrower and any Subsidiary; provided that no Letter of Credit shall be issued (or amended, renewed or extended) by the Issuing Bank unless after giving effect to such issuance (or amendment, renewal or extension), (i) (A) the Total Utilization of Revolving Commitments shall not exceed the total Revolving Commitments then in effect and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect, (ii)

such Letter of Credit shall be denominated in Dollars, (iii) such Letter of Credit shall have an expiration date that is no later than the earlier of (A) five days prior to the Revolving Maturity Date and (B) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the date of such renewal or extension) and (iv) such Letter of Credit is otherwise in the form acceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, the Issuing Bank may agree that a Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than five days prior to the Revolving Maturity Date) unless the Issuing Bank elects not to extend for any such additional period; provided that, unless Requisite Lenders consent in writing, the Issuing Bank shall not permit any such extension if, reasonably in advance of the time by which such election must be made, the Issuing Bank has received written notice that an Event of Default has occurred and is continuing. Notwithstanding the foregoing, if any Revolving Lender shall be a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit (or to renew or extend any Letter of Credit or to amend any Letter of Credit to increase the amount thereof) unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage. The Borrower unconditionally and irrevocably agrees that, in connection with each Letter of Credit issued jointly for its own account and for the account of any Subsidiary, it will be fully responsible for the reimbursement of drawings thereunder and the payment of interest thereon to the same extent as if it were the sole account party in respect of such Letter of Credit (and the Borrower hereby irrevocably waives any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary under such Letter of Credit that shall be a joint account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver to the Administrative Agent and the Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby Letters of Credit) or five Business Days (in the case of commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the requested date of issuance, amendment, renewal or extension. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any such request; provided that (i) any provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be of no effect and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. The Issuing Bank shall not be required to issue, amend, renew or extend any requested Letter of Credit unless such issuance, amendment, renewal or extension is in accordance with the Issuing Bank’s standard operating procedures.

(c) Responsibility of the Issuing Bank. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of the Issuing Bank shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank or any of its Related Parties shall have any responsibility for (and none of its rights or powers hereunder shall be affected or impaired by) (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts. Without limiting the foregoing, any act taken or omitted to be taken by the Issuing Bank under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising out of the gross negligence or willful misconduct of the Issuing Bank or any of it’s Affiliates, officers, directors, employee, agents or other representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by the Borrower. In the event the Issuing Bank shall have honored a drawing under any Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent thereof, and the Borrower shall reimburse the Issuing Bank for such drawing by paying to the Issuing Bank an amount in Dollars in same day funds equal to the amount of such drawing not later than (i) if the Borrower shall have received notice of such drawing prior to 10:00 a.m. (New York City time) on any Business Day, then on such Business Day or (ii) otherwise, on the Business Day immediately following the day that the Borrower receives such notice (the date on which the Borrower is required to reimburse a drawing under any Letter of Credit is referred to herein as the “Reimbursement Date” in respect of such drawing); provided that unless the Borrower otherwise notifies the Administrative Agent, subject to the conditions to borrowing set forth herein, the Borrower shall have been deemed to have requested, in accordance with Section 2.1(b), a Base Rate Revolving Borrowing in the amount of such reimbursement payment and, to the extent so financed, the Borrower’s obligation to make such reimbursement payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing.

(e) Revolving Lenders’ Participations in Letters of Credit. Immediately upon the issuance of any Letter of Credit, each Revolving Lender shall be deemed to have purchased from the Issuing Bank, and agrees to fund as set forth herein, a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount that is or at any time may become available to be drawn under such Letter of Credit. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank for any drawing under a Letter of Credit as provided in Section 2.4(d), the Issuing Bank shall promptly notify the Administrative Agent thereof and of the unreimbursed amount of such honored drawing and, promptly upon receipt of such notice, the Administrative Agent shall notify each Revolving Lender of the details of such notice and of such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of such unreimbursed amount. Each Revolving Lender shall make available to the Issuing Bank an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of such unreimbursed amount, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Revolving Lender fails to make available to the Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Revolving Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.4(e) in the event that the honoring of a drawing under a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the event the Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank by or on behalf of the Borrower in reimbursement of such honored drawing when such payments are received.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and the obligations of the Revolving Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiary and the beneficiary for which any Letter of Credit was procured), (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (v) any adverse change in the business, operations, properties, condition

(financial or otherwise) or prospects of the Borrower or any Subsidiary, (vi) any breach hereof or any other Credit Document by any party thereto, (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, or (viii) the fact that a Default or an Event of Default shall have occurred and be continuing; provided, in each case, that honoring of a drawing by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, out-of-pocket costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (B) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit or (ii) the failure of the Issuing Bank to honor a properly requested drawing under any Letter of Credit.

(h) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, the Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.4, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) promptly after the time that the Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which the Issuing Bank honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Business Day on which the Borrower fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such failure and the amount of such unreimbursed drawing and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit.

(i) Resignation and Removal of the Issuing Bank. The Issuing Bank may resign as the Issuing Bank upon 30 days’ prior written notice to the Administrative Agent, Lenders and the Borrower. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the successor Issuing Bank and, unless the Letter of Credit Usage at the time shall be zero, the replaced Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank in its capacity as such. From and after the effective date of any such resignation or replacement, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto with respect to Letters of Credit issued by it that remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans on the occasion of any Borrowing shall be made, and all participations purchased, by the Lenders proportionately to their respective Pro Rata Shares, it being understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby and (ii) no Term Loan Commitment or any Revolving Commitment of any Lender shall be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Loan requested on such Credit Date available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The Borrower shall use the proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date to pay all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt Agreements, to pay the fees and expenses incurred by the Borrower in connection with the Transactions and for general corporate purposes. The proceeds of the Revolving Loans and the proceeds of any Incremental Term Loans made after the Closing Date shall be used by the Borrower and its

Subsidiaries for ongoing working capital requirements and other general corporate purposes of the Borrower and the Subsidiaries. Letters of Credit will be requested by the Borrower solely for general corporate purposes of the Borrower and the Subsidiaries. The Borrower agrees that no portion of the proceeds of any Loan will be used in any manner that entails a violation (including on the part of any Lender) of any regulation of the Board of Governors, including Regulations T, U and X, or of the Exchange Act.

2.7. Evidence of Debt; Register; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amounts of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect any Lender’s Commitment or the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records of the Administrative Agent shall govern.

(b) Register. The Administrative Agent shall maintain at one of its offices records of the names and addresses of Lenders, and the Commitments of and the principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error in the recordations therein, shall not in any manner affect the obligation of any Lender to make a Loan hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitment or Loans) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7 and agrees that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c) Notes. Upon request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or promptly following the request of any Lender at any time after the Closing Date, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class, as the case may be, which shall be in a form approved by the Administrative Agent and the Borrower.

2.8. Interest on Loans and Letter of Credit Disbursements.

(a) Subject to Section 2.10, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin with respect to Loans of such Class; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that until the earlier of (i) the date that GSLP shall have notified the Borrower that the primary syndication of the Loans and Commitments has been completed or terminated, as determined by the Bookrunners, and (ii) the date 120 days after the Closing Date, the Term Loans shall be maintained at the Borrower’s option as either (A) Eurodollar Rate Loans having an Interest Period of no longer than one month or (B) Base Rate Loans; provided further that there shall be no more than 10 Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted into a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the Funding Notice or the applicable Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c) Interest on Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, upon termination of the Revolving Commitments and (iv) on the Maturity Date applicable to such Loan.

(e) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans and (ii) thereafter, a rate that is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans. Interest payable pursuant to this Section 2.8(e) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to this Section 2.8(f), the Issuing Bank shall distribute to each Revolving Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Revolving Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Revolving Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

2.9. Conversion/Continuation.

(a) Subject to Sections 2.7 and 2.18, the Borrower shall have the option:

(i) to convert at any time all or any part of any Borrowing from one Type to the other Type or

(ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate minimum amount of $5,000,000.

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.9 in part, such conversion or continuation shall be allocated ratably, in accordance with the Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b) To exercise its option pursuant to this Section 2.9, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. (New York City time) at least (i) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery of a fully completed and executed Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that such telephone notice is given. In the event of any discrepancy between the telephonic notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after event of the Interest Rate Determination Date with respect to the Interest Period requested, or deemed requested, for such Borrowing, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c) Notwithstanding anything to the contrary herein, no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing (i) if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing or (ii) at the request of the Requisite Lenders, if any Event of Default other than any Event of Default described in clause (i) above shall have occurred and is continuing.

2.10. Default Interest. Upon the occurrence and during the continuance of (i) any Event of Default referred to in paragraph (a), (f) or (g) of Article 8, or upon any acceleration of Obligations under the Credit Documents pursuant to Article 8, or (ii) upon the occurrence and during the continuance of any other Event of Default that remains uncured for 30 days, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) in the case of the principal of any Loan, 2% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (ii) in the case of any other amount, at a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11. Fees.

(a) The Borrower agrees to pay to each Revolving Lender for each day:

(i) a commitment fee equal to such Lender’s Pro Rata Share of the product (A) the average of the difference on such day between (1) the total Revolving Commitments and (2) the aggregate principal amount of all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) and the Letter of Credit Usage, multiplied by (B) 0.625% per annum; provided that no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and any fees that have accrued but have not been paid to such Defaulting Lender shall be paid in accordance with Section 2.22 when due; and

(ii) a letter of credit fee equal to such Lender’s Pro Rata Share of (A) the maximum amount available to be drawn under all Letters of Credit outstanding on such day (regardless of whether any conditions for drawing could then be met and determined as of the close of business on such day), multiplied by (B) the Applicable Margin for Eurodollar Rate Revolving Loans on such day.

All fees referred to in this Section 2.11(a) shall be paid to the Administrative Agent by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower and upon receipt, the Administrative Agent shall promptly distribute to each such Revolving Lender its Pro Rata Share thereof.

(b) The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) for each day, a fronting fee of 0.250% per annum multiplied by the maximum amount available to be drawn under all Letters of Credit outstanding on such day (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any such day); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) The Borrower agrees to pay on the Closing Date to each Lender party hereto as a Lender on the Closing Date a closing fee in an amount equal to 2.00% of such Lender’s Term Loan Commitment and Revolving Commitment, in each case as of the Closing Date, payable to such Lender from the proceeds of the Loans as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) The Borrower agrees to pay to the Agents such other fees in the amounts and at the times separately agreed upon.

2.12. Scheduled Installments; Repayment on Maturity Date.

(a) The Borrower shall repay Term Borrowings (each such repayment, including the payment due on the Maturity Date, being referred to as an “Installment”) on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2010, and on the Term Loan Maturity Date, with each such Installment (other than the Installment due on the Maturity Date) to be in an amount equal to .25% of the aggregate principal amount of the Term Loans made on the Closing Date, and the amount of the Installment due on the Maturity Date to be in an amount equal to the aggregate principal amount of the Term Loans outstanding on the Maturity Date. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, and all Revolving Loans shall be due and payable on the Revolving Maturity Date.

(b) The Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, as the case may be, in accordance with Section 2.15.

2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) At any time and from time to time, the Borrower may, without premium or penalty but subject to the compliance with the conditions set forth in this Section 2.13(a) and Section 2.18(c), prepay any Borrowing on any Business Day in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess of such amount.

(ii) To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of Borrowings pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof.

(b) Voluntary Commitment Reductions.

(i) At any time and from time to time the Borrower may, without premium or penalty but subject to the compliance with the conditions set forth in this Section 2.13(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the total Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount.

(ii) To make a voluntary termination or reduction of the Revolving Commitments pursuant to Section 2.13(b)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Revolving Commitments specified therein shall become effective on the date specified therein and shall reduce the Revolving Commitment of each Lender by its Pro Rata Share thereof; provided that a notice of termination or reduction of the Revolving Commitments under Section 2.13(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the details thereof.

(c) Term Loan Prepayment Premium. In the event that all or any portion of the Term Loans shall be repaid through voluntary prepayments or through mandatory repayments required as a result of the incurrence of Indebtedness, or repriced (or effectively refinanced) at a lower interest rate or Weighted Average Yield through any amendment of this Agreement, each Lender holding Term Loans shall be paid an amount equal to (i) 102% of the amount of such Term Loans repaid or repriced, if such repayment or repricing is effected prior to the one year anniversary of the Closing Date, and (ii) 101% of the amount of such Term Loans repaid or repriced, if such repayment or repricing is effected on or after the one year anniversary but prior to the two year anniversary of the Closing Date.

2.14. Mandatory Prepayments.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Term Borrowings (and, after the Term Borrowings shall have been repaid in full, reduce permanently the Revolving Commitments as provided in Section 2.15(b)) in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in fixed or capital assets useful in the business of the Borrower and the Subsidiaries within 270 days after the receipt of such Net Proceeds, and certifying that no Default or Event of Default has occurred and is continuing, in which case the Borrower may so reinvest such Net Proceeds within such period; provided further (i) to the extent any such Net Proceeds shall be received in respect of assets owned by a Credit Party, such Net Proceeds may be reinvested only in assets owned by one or more Credit Parties (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries), (ii) to the extent any such Net Proceeds shall be received in respect of assets owned by a Subsidiary that is not a Credit Party but the Equity Interests in which constitute Collateral, such Net Proceeds may be reinvested only in assets owned by one or more Credit Parties (including Equity Interests in Foreign Subsidiaries) or assets owned by a Subsidiary the Equity Interests in which constitute Collateral and (iii) any such Net Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings (and, after the Term Borrowings shall have been repaid in full, to reduce permanently the Revolving Commitments as provided in Section 2.15(b)) promptly upon the expiration of such period. Any amount referred to in any such certificate shall, pending reinvestment as provided in such certificate or application to prepay the Term Borrowings, be, at the option of the Borrower, (x) held in a Deposit Account of the Borrower that is subject to a Blocked Deposit Account Control Agreement in favor of the Collateral Agent or (y) applied to prepay outstanding Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of the proceeds so applied shall be restricted and not available for Credit Extensions to the Borrower other than Borrowings the proceeds of which are promptly reinvested or applied to prepay Term Borrowings as contemplated by this paragraph).

(b) Insurance/Condemnation Events. No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary, or by the Administrative Agent as loss payee, of any Net Proceeds in respect of any Insurance/Condemnation Event, the Borrower shall prepay the Term Borrowings (and, after the Term Borrowings shall have been repaid in full, reduce permanently the Revolving Commitments as provided in Section 2.15(b)) in an aggregate principal amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in fixed or capital assets useful in the business of the Borrower and the Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) within 270 days after the receipt of such Net Proceeds, and certifying that no Default or Event of Default has occurred and is continuing, in which case the Borrower may so reinvest such Net Proceeds within such period; provided further that (i) to the extent any such Net Proceeds shall be received in respect of assets owned by a Credit Party, such Net Proceeds may be reinvested only in assets owned by one or more Credit Parties (other than, in each case, Equity Interests in Foreign Subsidiaries), (ii) to the extent any such Net Proceeds shall be received in respect of assets owned by a Subsidiary that is not a Credit Party but the Equity Interests in which constitute Collateral, such Net Proceeds may be reinvested only in assets owned by one or more Credit Parties (including Equity Interests in Foreign Subsidiaries) or assets owned by a Subsidiary the Equity Interests in which constitute Collateral and (iii) any such Net Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Borrowings promptly upon the expiration of such period. Any amount referred to in any such certificate shall, pending reinvestment as provided in such certificate or application to prepay the Term Borrowings, be, at the option of the Borrower, (x) held in a Deposit Account of the Borrower that is subject to a Blocked Deposit Account Control Agreement in favor of the Collateral Agent or (y) applied to prepay outstanding Revolving Loans (in which case an amount of the Revolving Commitments equal to the amount of the proceeds so applied shall be restricted and not available for Credit Extensions to the Borrower other than Borrowings the proceeds of which are promptly reinvested or applied to prepay Term Borrowings as contemplated by this paragraph).

(c) Issuance of Debt. No later than the first Business Day following receipt by the Borrower or any Subsidiary of any Cash proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Term Borrowings (and, after the Term Borrowings shall have been repaid in full, reduce permanently the Revolving Commitments as provided in Section 2.15(b)) in an aggregate amount equal to 100% of such proceeds, net of investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2010), the Borrower shall, no later than the date that is 5 Business Days after the date on which the annual audited financial statements for such Fiscal Year are delivered or are required to be delivered pursuant to Section 5.1(b), prepay the Term Borrowings (and, after the Term Borrowings shall have been repaid in full, reduce permanently the Revolving Commitments as provided in Section 2.15(b)) in an aggregate principal amount equal to 75% (or, (i) if the Senior Secured Leverage Ratio as of the end of such Fiscal Year shall have been less than 3.50 to 1.00 but greater than or equal to 2.25 to 1.00, 50% or (2) if the Senior Secured Leverage Ratio as of the end of such Fiscal Year shall have been less than 2.25 to 1.00, 25%) of such Consolidated Excess Cash Flow.

(e) Revolving Loans and Swing Loans. The Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Borrowings to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f) Prepayment Notice and Certificate. Prior to or on the day of any mandatory prepayment pursuant to this Section 2.14, the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating in reasonable detail the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification, in the case of any prepayment of Term Borrowings, to be in accordance with Section 2.15(b)), and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable

Class of the details thereof. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Borrowings, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15. Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of Term Borrowings pursuant to Section 2.13(a) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.12 with respect to Term Borrowings in the manner specified by the Borrower in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, on a pro rata basis (in accordance with the principal amounts of such Installments)).

(b) Application of Mandatory Prepayments. Any prepayment of Term Borrowing pursuant to Section 2.14 shall be applied as follows:

First, to reduce the subsequent Installments to be made pursuant to Section 2.12 with respect to Term Borrowings (including the Installment becoming due on the Maturity Date) on a pro rata basis (in accordance with the principal amounts of such Installments);

Second, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;

Third, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

Fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment;

Fifth, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Loan Commitments by the amount of such cash collateralization; and

Sixth, to further permanently reduce the Revolving Commitments to the full extent thereof.

(c) Waivable Mandatory Prepayment. Notwithstanding anything herein to the contrary, so long as any Term Loans are outstanding, in the event the Borrower is required to make any prepayment under Section 2.14 of the Term Loans (a “Waivable Mandatory Prepayment”), not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to decline such prepayment. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the Business Day one day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the Business Day one day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to the Lenders holding an outstanding Term Loan that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the Installments of principal of the Term Loans in accordance with Section 2.15(b)). Such portion of the Waivable Mandatory Prepayment not payable due to the election by any Lender to waive rights to the Waivable Mandatory Prepayment shall be offered to the non-waiving Lenders, which shall have the right to receive their pro rata shares of any additional amounts of the Waivable Mandatory Prepayment waived by other Lenders; provided, however, that no Lender shall receive or be paid any amount in excess of such Lender’s Term Loan Exposure.

2.16. General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due for the account of Persons entitled thereto; provided that payments made pursuant to Sections 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Any payment hereunder by or on behalf of the Borrower that is not received by the Administrative Agent in same day funds prior to 12:00 p.m. (New York City time) on the date due shall be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining applicability of Section 2.9), on the Business Day next succeeding the date of receipt (or, if later, the Business Day next succeeding the date the funds received become available funds).

(g) If an Event of Default shall have occurred and the maturity of the Obligations under the Credit Documents shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2 of the Pledge and Security Agreement.

2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of any principal, interest, amounts payable in respect of Letters of Credit and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Obligations owing to it.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. If, on or prior to any Interest Rate Determination Date with respect to any Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent shall have determined (which determination shall be made after consultation with the Borrower and shall be conclusive and binding on the parties hereto, absent manifest error) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, then the Administrative Agent shall give prompt notice (which may be telephonic) thereof to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to have been rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be made after consultation with the Borrower and shall be conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any applicable law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives (A) a notice from any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall have been withdrawn by such Lender (or, in the case of a notice referred to in clause (B) above, Lenders constituting the Requisite Lenders), (2) to the extent any such notice relates to a Eurodollar Rate Loan or Loans then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender (or, in the case of a notice referred to in clause (B) above, the Lenders) shall make such Loan or Loans as (or continue such Loan or Loans as or convert such Loan or Loans to, as the case may be) a Base Rate Loan or Loans, (3) such Lender’s (or, in the case of a notice referred to in clause (B) above, the Lenders’) obligation to maintain outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) if not repaid, the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender or the Requisite Lenders as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender or the Requisite Lenders give notice of its or their determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to the Lenders). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain in the event (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, (iii) of any payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) of the conversion of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto, (v) of the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower. Such loss, cost, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. To request compensation under this Section 2.18(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this paragraph, which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. In the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (ii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender for any amount under this Section 2.19(a), whenever incurred, that was paid by such Lender, or the requirement for the payment of which was known to an Authorized Officer of such Lender, more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence, except to the extent the cause for such payment had retroactive effect, in which case such period shall be extended to include such period of retroactive effect so long as such Lender provides such statement within 180 days of such payment or within 180 days of the time the requirement of such payment was first known to an Authorized Officer of such Lender. No amount shall be payable pursuant to this Section 2.19(a) with respect to Taxes, the indemnification of which shall be governed solely and exclusively by Section 2.20.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender for any amount under this Section 2.19(b) whenever incurred, that was paid by such Lender, or the requirement for the payment of which was known to an Authorized Officer of such Lender, more than 180 days prior to the date such Lender submits the statement referred to in the sentence above, except to the extent the cause for such payment had retroactive effect, in which case such period shall be extended to include such period of retroactive effect so long as such Lender provides such statement within 180 days of such payment or within 180 days of the time the requirement of such payment was first known to an Authorized Officer of such Lender.

2.20. Taxes; Withholding, Etc.

(a) Withholding of Taxes; Gross-Up. Each payment by or on behalf of any Credit Party under any Credit Document shall be paid free and clear of, and without any deduction or withholding on account of, any Taxes, unless such withholding is required by law. If any Credit Party or the Administrative Agent determines, in its sole discretion exercised in good faith, that it is so required to make any deduction or withholding on account of any Taxes, then such Credit Party or the Administrative Agent may so withhold and timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law (and the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it). If such Taxes are Indemnified Taxes, then the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the applicable Recipient receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable, but in any case within thirty days after making any deduction or withholding required by this Section 2.20, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(d) Evidence of Exemption from U.S. Withholding Tax. The Administrative Agent and any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payment under this Agreement shall deliver to the Borrower or, in the case of a Lender, the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Borrower or, in the case of a Lender, the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or, in the case of a Lender, the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, the Administrative Agent or any Lender, if requested by the Borrower or, in the case of a Lender, the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or, in the case of a Lender, the Administrative Agent as will enable the Borrower or, in the case of a Lender, the Administrative Agent to determine whether or not the Administrative Agent or such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(d)(ii) below) shall not be required if in the Administrative Agent’s or the Lender’s judgment such completion, execution or submission would subject the Administrative Agent or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Administrative Agent or such Lender. Upon the reasonable request of such Borrower or, in the case of a Lender, the Administrative Agent, the Administrative Agent or any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(d). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to the Administrative Agent or a Lender, the Administrative Agent or such Lender shall promptly (and in any event within 10 days after such obsolescence or inaccuracy) notify such Borrower and, in the case of a Lender, the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally entitled to do so.

(i) Without limiting the generality of the foregoing, the Administrative Agent or any Lender shall, if it is legally entitled to do so, deliver to such Borrower and, in the case of a Lender, the Administrative Agent (in such number of copies reasonably requested by such Borrower and, in the case of a Lender, the Administrative Agent) on or prior to the date on which the Administrative Agent or such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of an Administrative Agent or a Lender that is a U.S. Person, IRS Form W-9;

(B) in the case of an Administrative Agent or a Lender that is not a U.S. Person (1) original copies of IRS Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms) or (2) if the Administrative Agent or the Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of IRS Form W-8BEN (or any successor form).

(e) Indemnification by the Credit Parties. The applicable Credit Party shall indemnify each Recipient for the full amount of any Indemnified Taxes paid or payable by such Recipient, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder or under the other Credit Documents (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent any such penalties, interest or reasonable expenses were due to the gross negligence or willful misconduct of the Recipient. The indemnity under this Section 2.20(e) shall be paid within 10 days after the Recipient delivers to the Credit Party a certificate as to the amount of any Indemnified Taxes so paid or payable by such Recipient. Such certification shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(f) Treatment of Certain Refunds. If any Recipient determines, in its reasonable sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay over such refund to the applicable Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient related to receipt of the refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Credit Party, upon the request of such Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the relevant Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.20(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Credit Party or any other Person.

(g) Recipient’s Cooperation. The Recipient shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes which, in the reasonable discretion of the Borrower, were improperly imposed; provided, however, that the Borrower shall indemnify the Recipient for any costs it incurs in connection with complying with this subsection 2.20(g). The Borrower shall have the right to dispute, at its own cost, the imposition of any Indemnified Taxes with the relevant Governmental Authority. This paragraph shall not be construed to require a Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will this subsection 2.20(g) relieve the Borrower of its obligation to pay additional amounts to a Recipient under this Section 2.20.

2.21. Obligation to Mitigate. Each Lender (which term shall include the Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use commercially reasonable efforts (a) to make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender or (b) to take such other reasonable measures, if as a result thereof the circumstances that would cause such Lender to be an Affected Lender would cease to exist or the additional amounts that would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect its Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, in the event that any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders, and the Borrower shall pay to the Administrative Agent such additional amounts of cash as reasonably requested by the Issuing Bank or Swing Line Lender to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit and Swing Line Loans then outstanding (such amount not to exceed such Defaulting Lender’s obligations under Sections 2.3 and 2.4; provided that if all conditions under Section 3.2 have been satisfied or waived by the Requisite Lenders, such cash-collateralization amount may be reduced by the Borrowing Availability at such time, calculated as if such Defaulting Lender had funded all Defaulting Lender Loans of such Defaulting Lender, to the extent an amount of the Revolving Commitments equal to the amount of such reduction shall be restricted pending the borrowing of Revolving Loans to cash collateralize such reimbursement Obligations in respect of Letters of Credit and Swing Line Loans). During any Default Period with respect to a Funds Defaulting Lender that is not also an Insolvency Defaulting Lender, (a) any amounts that would otherwise be payable to such Funds Defaulting Lender with respect to its Revolving Loans and Revolving Commitments under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Funds Defaulting Lender, at the written direction of the Borrower to the Administrative Agent, be retained by Administrative Agent and applied in the following order of priority: first, to the payment any amounts owing by such Funds Defaulting Lender to the Administrative Agent and to collateralize indemnification and reimbursement obligations of such Funds Defaulting Lender in an amount reasonably determined by Administrative Agent, second, to the payment of any amounts owing by such Funds Defaulting Lender to the Swing Line Lender, third, to the payment of any amounts owing by such Funds Defaulting Lender to the Issuing Bank, fourth, to the payment of the Revolving Loans of other Lenders (but not to the Revolving Loans of such Funds Defaulting Lender) as if such Funds Defaulting Lender had funded all Defaulting Lender Loans of such Funds Defaulting Lender, and fifth, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (b) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulting Lender Loans of such Defaulting Lender. During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, at the written direction of the Borrower to Administrative Agent to the extent permitted under applicable law, be retained by Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by Administrative Agent. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto. Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.

2.23. Removal or Replacement of a Lender. Notwithstanding anything contained herein to the contrary, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within three Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed waiver, amendment, modification or termination with respect to any Credit Document, or any consent to any departure by any Credit Party therefrom, of the type referred to in Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”)

whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (each, a “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6, and the Borrower shall pay the fees, if any, payable under such Section in connection with any such assignment; provided, (A) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender subject to such assignment and (2) in the case of an assignment of a Terminated Lender’s rights and obligations as a Revolving Lender, (x) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all accrued and then unpaid interest thereon, and (y) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (B) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20, or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided that the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or cash collateralized on terms agreed between the Borrower, such Issuing Bank and the Administrative Agent. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24. Incremental Facilities.

(a) The Borrower may, prior to the Term Loan Maturity Date, by written notice to the Administrative Agent, request the establishment of one or more Incremental Term Loan Commitments (the “Incremental Term Loan Commitments”) in an aggregate amount for all such increased or newly established commitments not in excess of $50,000,000. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent, (ii) the amount of the Incremental Term Loan Commitments being requested and (iii) the identity of each Lender or other Person (each, an “Incremental Term Loan Lender”) to whom the Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations (it being agreed that any such Person other than a Lender must be an Eligible Assignee that is reasonably acceptable to the Administrative Agent); provided that (A) GSLP or its respective Affiliates may elect (or decline) to arrange such Incremental Term Loan Commitments in their sole discretion (in which case the Borrower shall enter into a customary engagement letter on terms reasonably satisfactory to GSLP, taking into account market practices and conditions at the time), and (B) any Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide a Incremental Term Loan Commitment.

(b) Such Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of Incremental Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010) after giving effect to such Incremental Term Loan Commitments and to the Incremental Term Loans to be borrowed thereunder as if they had been made on the first day of each relevant period; (4) the Senior Secured Leverage Ratio shall not be greater than 4.00 to 1.00, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), in each case after giving effect to such Incremental Term Loan Commitments and to the Incremental Term Loans to be borrowed thereunder as if they had been made on the first day of each relevant period; (5) the Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more Incremental Term Loan Agreements executed and delivered by the Borrower, the Incremental Term Loan Lenders, as applicable, and the Administrative Agent, and each shall be recorded in the Register and each Incremental Term Loan Lender shall be subject to the requirements of Section 2.20(d); (6) the Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the Incremental Term Loan Commitments, as applicable; and (7) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement.

(c) On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of any Series shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such

Series and the Incremental Term Loans of such Series made pursuant thereto. The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series.

(d) The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Incremental Term Loan Agreement, identical to the Term Loans. In any event (i) the weighted average life to maturity of all Incremental Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Terms Loans, (ii) the applicable Incremental Term Loan Maturity Date of each Series shall be no earlier than the Term Loan Maturity Date, and (iii) the Weighted Average Yield applicable to the Incremental Term Loans of each Series shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans unless the interest rate with respect to the Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans to equal the Weighted Average Yield then applicable to the Incremental Term Loans. Each Incremental Term Loan Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender and of the Issuing Bank to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a) Credit Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed by such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmissions) that such party has signed a counterpart of this Agreement.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party, a secretary’s certificate attaching (A) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of such Credit Party, (C) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party as of the Closing Date, certified as of the Closing Date by such secretary as being in full force and effect without modification or amendment and (D) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.

(c) Other Indebtedness. Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt Agreements and substantially all other outstanding Indebtedness (other than such Indebtedness set forth on Schedule 6.1) of the Borrower and the Subsidiaries shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the Transactions, none of the Borrower or any of the Subsidiaries shall have any Indebtedness other than Indebtedness created under this Agreement or set forth on Schedule 6.1.

(d) Governmental Authorizations and Consents. Each Credit Party shall have obtained all material Governmental Authorizations and all material consents of other Persons that, in each case, are necessary in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect.

(e) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a completed Collateral Questionnaire, dated the Closing Date and executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.2 or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(f) Financial Statements; Projections. The Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements, which shall be accompanied by, in the case of unaudited consolidated financial statements, a Financial Officer Certification of the Borrower thereon (and which, in the case of the financial statements referred to in clause (b)(ii) of the definition of “Historical Financial Statements”, shall have been delivered not fewer than five days before the Closing Date), and (ii) the pro forma consolidated balance sheet and related consolidated statement of operations of the Borrower and the Subsidiaries as of the end of or for the period of four consecutive Fiscal Quarters ending with the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to clause (i) above, prepared after giving effect to the Transactions. The Administrative Agent shall further have received projected financial statements, reasonably satisfactory in form and detail to the Administrative Agent, for a period of four years following the Closing Date (which shall have been prepared on a quarterly basis for the one-year period following the Closing Date and thereafter on an annual basis).

(g) Evidence of Insurance. The Collateral Agent shall have received insurance certificates confirming the effectiveness of insurance satisfying the requirements of Section 5.5.

(h) Opinion of Counsel to Credit Parties. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank and dated the Closing Date) of Paul, Hastings, Janofsky & Walker LLP, counsel for the Credit Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(i) Fees. The Borrower shall have paid to the Administrative Agent, the Bookrunners and the Lenders all costs, fees, expenses and other amounts due and payable on or prior to the Closing Date pursuant to the Engagement Letter or the Credit Documents, and the Borrower and each of the Subsidiaries shall have complied in all material respects with all of its other obligations under the Engagement Letter.

(j) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date and signed by the chief financial officer of the Borrower and each Subsidiary Guarantor.

(k) Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, together with all attachments thereto.

(l) Credit Rating. The Borrower shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P, and the Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or overtly threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the consummation of the Transactions.

(n) Letter of Direction. The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans to be made on such date.

(o) Maximum Leverage Ratio. The ratio of (i) Consolidated Total Indebtedness as of the Closing Date (calculated after giving effect to the Transactions as of they had occurred on such date) to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending with the most recently Fiscal Quarter included in the Historical Financial Statements shall not be greater than 4.72 to 1.00.

(p) Minimum EBITDA. The Consolidated Adjusted EBITDA for the Fiscal Year ended December 31, 2009 shall not be less than $29,200,000 and for the four-Fiscal Quarter period ending with the most recently ended Fiscal Quarter included in the Historical Financial Statements shall not be less than $32,700,000.

(q) Material Adverse Effect. There shall not have occurred, since December 31, 2009, any event or condition that has resulted, or could reasonably be expect to result, individually or in the aggregate, in a Material Adverse Effect.

(r) Patriot Act, Etc. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, on any Credit Date, including the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:

(i) the Administrative Agent and, in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the Issuing Bank shall have received a fully completed and executed Funding Notice or Issuance Notice, as the case may be;

(ii) the representations and warranties of the Credit Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing, and the Borrower shall be in pro forma compliance with Section 6.7(b) as of the last day of the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.1 (or, prior to the delivery of any such financial statements, the Fiscal Quarter ended March 31, 2010), giving effect to such Credit Event and the application of any proceeds thereof as if such Credit Event had occurred on the first day of the relevant period;

(iv) in the case of any issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent and the Issuing Bank shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

On the date of any Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in this Section 3.2 have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.2(a) or 2.4(a).

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, each Lender and the Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all corporate or equivalent power and authority to own and operate its properties and to carry on its business in all material respects as now conducted and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and, to the extent such concept is relevant under applicable law, non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary. Schedule 4.2 sets forth, as of the date hereof, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests.

4.3. Due Authorization. The Transactions to be entered into by each Credit Party are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.

4.4. No Conflict. The Transactions do not and will not (a) violate any applicable law, including any order of any Governmental Authority, in any respect material to the Borrower or the Lenders, (b) violate the Organizational Documents of the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the Borrower or any Subsidiary, except to the extent such default could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, and (d) except for Liens created under the Credit Documents, result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

4.5. Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, notice to or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents and (c) as may be required in connection with the exercise of rights and remedies hereunder and under the other Credit Documents.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements; Pro Forma Financial Statements. (a) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described in such financial statements for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, after giving effect to the Transactions, neither the Borrower nor any Subsidiary has any contingent liability or liability for Taxes, long-term leases not listed in Schedule 4.13 or unusual forward or long-term commitments that is not reflected in the Historical Financial Statements or the notes thereto and that, in any such case, is material in relation to the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, except for any such liability or commitment arising in respect of any Adverse Proceedings not required to be disclosed in order to avoid a misrepresentation under Section 4.11.

(b) The Pro Forma Financial Statements (i) have been prepared by the Borrower in good faith, based on the assumptions believed by the Borrower on the date hereof to be reasonable, (ii) accurately reflect in all material respects all adjustments necessary to give effect to the Transactions and (iii) present fairly, in all material respects, the pro forma financial position, results of operations and cash flows of the Borrower and the Subsidiaries as of such date and for such period as if the Transactions had occurred on such date or at the beginning of such period, as the case may be.

4.8. Projections. On and as of the Closing Date, the projections of the Borrower and the Subsidiaries for the period of Fiscal Year 2010 through and including Fiscal Year 2014 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Borrower believed by them to be reasonable at the time; provided that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of the Borrower believed that the Projections were reasonable.

4.9. No Material Adverse Effect. Since December 31, 2009, there has been no event or condition that has resulted, or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

4.10. [Intentionally Omitted.]

4.11. Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner challenge the validity or enforceability of any Credit Document or seek to enjoin any action or impose any liability in connection therewith.

4.12. Payment of Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

4.13. Properties.

(a) Title. The Borrower and each of its Subsidiaries have (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in Material Real Assets), (iii) valid licensed rights (in the case of licensed interests in material Intellectual Property) and (iv) good title to (in the case of all other personal property) all their assets reflected in the Historical Financial Statements or, after the first delivery thereof, in the financial statements most recently delivered pursuant to Section 5.1(a) or 5.1(b), in each case except for (A) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and (B) easements, rights-of-ways, restrictions, encroachments and other defects or irregularities in title permitted under clause (vii) of the definition of “Permitted Liens”.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement with respect to the Real Estate Assets listed in clause (i) and each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect (unless terminated in accordance with its terms and in the ordinary course of business) and the Borrower and the Subsidiaries do not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of such Credit Party, as applicable, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) Intellectual Property. The Borrower and each Subsidiary owns or is validly licensed to use all Intellectual Property used in its business, except where the failure so to own or be licensed would not have, individually or in the aggregate, a Material Adverse Effect, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except to the extent such infringement could not reasonably be expected to have a Material Adverse Effect.

4.14. Environmental Matters. Neither the Borrower nor any of the Subsidiaries nor any of their respective Facilities or operations is subject to any Environmental Claim, nor does the Borrower or any of the Subsidiaries have knowledge of any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each of the Borrower’s and the Subsidiaries’ knowledge, there are, and have been, no conditions, events, occurrences governed by Environmental Law or any Hazardous Materials Activities which, in any such case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of the Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance by the Borrower and its Subsidiaries with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15. No Defaults. Neither the Borrower nor any of the Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.16. Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other Federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

4.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.

4.18. Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or Affiliates or threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, threatened against any of them, (b) no strike or work stoppage in existence or, to its knowledge, threatened involving the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the knowledge of the Borrower or any of its Subsidiaries, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower or any of its Subsidiaries, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.19. Employee Benefit Plans. (a) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(b) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of the Borrower, any of its Subsidiaries or any Related Party, which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been and will be maintained in all respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets and will meet all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is and will be fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no liability exists, shall exist or reasonably could be imposed, upon the assets of the Borrower, any of its Subsidiaries or any Related Party by reason of such Foreign Plan.

4.20. Solvency. The Borrower and the other Credit Parties, taken as a whole, are on the Closing Date, before and after the consummation of the Transactions to occur on the Closing Date, and will be on each Credit Date, before and after the making of any Credit Extension on such Credit Date, Solvent, in each case after giving effect to the rights of subrogation and contribution hereunder.

4.21. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authorities, in respect of the conduct of its business and the ownership of its properties (including compliance with all applicable Environmental Laws as qualified by Section 4.14), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22. Disclosure. No financial statements or written information (other than financial projections, estimates and forward-looking statements and information of a general economic or industry specific nature) of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections, estimates, forward-looking information and pro forma financial information contained in such materials have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such materials were furnished to any Agent or Lender, it being recognized by each Agent and Lender that such projections are not a guarantee of financial performance and actual results may differ from financial projections, estimates and forward-looking information and such differences may be material. There are no facts known to the Borrower (other than matters of a general economic or industry specific nature) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and have not been disclosed herein or in other documents, certificates and statements furnished to any Agent or Lender for use in connection with the transactions contemplated hereby.

4.23. Collateral Matters. (a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Permitted Encumbrances.

(b) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.23(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property (as defined in the Pledge and Security Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Permitted Encumbrances (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

(c) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.23, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Permitted Encumbrances.

4.24. Insurance. Schedule 4.24 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the date hereof.

4.25. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized in an aggregate amount equal to 102% of the undrawn face amount of all such Letters of Credit) and the Letter of Credit Usage shall have been reduced to zero, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for distribution to each Lender:

(a) Monthly/Quarterly Financial Statements. (i) Prior to the IPO, as soon as available and in any event within 45 days after the end of each of first two calendar months of each Fiscal Quarter, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such calendar month and the related consolidated statements of operations and cash flows of the Borrower and the Subsidiaries for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such calendar month, setting forth in each case in comparative form the corresponding figures for the corresponding period of (or, in the case of the balance sheet, as of the end of the corresponding period in) the previous Fiscal Year and the corresponding figures for such calendar month from the Financial Plan, in reasonable detail, together with a Financial Officer Certification with respect thereto, and (ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of (or, in the case of the balance sheet, as of the end of the corresponding period in) the previous Fiscal Year and the corresponding figures for such Fiscal Quarter from the Financial Plan, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with (i) a Narrative Report with respect thereto and (ii) a report thereon of KPMG LLP or other independent registered public accounting firm of recognized national standing (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate signed by the chief financial officer of the Borrower;

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the Historical Financial Statements, the consolidated financial statements of the Borrower and the Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements (including those for the prior period);

(e) Notice of Default and Material Adverse Change. Promptly upon any Authorized Officer (or Person who would be an Authorized Officer if the proviso in the definition of such term were not given effect) of the Borrower obtaining knowledge of (i) the occurrence of, or receipt by the Borrower of any notice claiming the occurrence of any Default or Event of Default, (ii) any material default by the Borrower or a Subsidiary under a Leasehold Property that constitutes a Material Real Property or (iii) any event or condition that in the judgment of such officer has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer of the Borrower setting forth the details of any event or condition requiring such notice and any action the Borrower has taken, is taking or proposes to take with respect thereto;

(f) Notice of Adverse Proceedings. Promptly upon any officer of the Borrower obtaining knowledge of any Adverse Proceeding, or any development therein, not previously disclosed in writing by the Borrower to the Administrative Agent that, in each case, (i) if adversely determined could reasonably be expected to have a Material Adverse Effect or (ii) in any manner questions the validity or enforceability of any Credit Document or otherwise seeks to enjoin any action or impose any liability in connection therewith, a certificate of an Authorized Officer of the Borrower setting forth the details thereof;

(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent may reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of the Borrower and the Subsidiaries (x) for each Fiscal Quarter of such Fiscal Year and (y) prior to the IPO, for each of the first two calendar months of each Fiscal Quarter of such Fiscal Year;

(i) Information Regarding Credit Parties. Prompt written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party or (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number, the Credit Parties hereby agreeing not to effect or permit any such change unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(j) Annual Collateral Verification; Insurance Report. Together with each delivery of financial statements pursuant to Section 5.1(b), (i) a certificate of an Authorized Officer of the Borrower (x) either confirming that, since the date of the Collateral Questionnaire delivered on the Closing Date, as supplemented by the certificates delivered pursuant to this Section 5.1(j), there has been no change in the information set forth therein or identifying all such changes in the information set forth therein and (y) certifying that all UCC financing statements (including fixture filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to this Section 5.1(j) (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period) and (ii) a certificate from the Borrower’s insurance broker(s) setting forth all material insurance coverage maintained as of the date of such certificate by the Borrower and its Subsidiaries;

(k) Filed or Distributed Information. Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders in such capacity or by any Subsidiary to its security holders other than the Borrower or another Subsidiary, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the SEC or any other Governmental Authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement of Form S-8) and (C) all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments in the business of the Borrower or any Subsidiary; provided that any applicable documents required to be delivered under this Section 5.1(k) shall be deemed delivered on the date on which the Borrower notifies the Administrative Agent that such documents are publicly available on the SEC’s Electronic Data Gathering and Retrieval System or the Borrower’s website on the Internet; and

(l) Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender may reasonably request.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on the portion of the Platform that is designated for Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Lenders who wish to receive material non-public information with respect to the Borrower, the Subsidiaries and their securities.

Notwithstanding the foregoing, after an IPO, the obligations in Sections 5.1(a) and (b) may be satisfied with respect to financial information (including any Narrative Report) of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, to the extent filed with the SEC. Documents required to be delivered pursuant to Section 5.1(a), (b) or (l) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on a Platform; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.

5.2. Existence. Except as otherwise permitted under Section 6.8, the Credit Parties will, and will cause each Subsidiary to, at all times preserve and keep in full force and effect (a) its existence; provided that none of the Subsidiaries shall be required to preserve its existence if the Borrower shall have determined that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) all rights and franchises, licenses and permits, except, in the case of this clause (b), where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3. Payment of Taxes and Claims. The Credit Parties will, and will cause each Subsidiary to, pay all Federal Taxes, and all material state and local Taxes, imposed upon any of them or any of their properties or in respect of any of their income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax or claim that has become or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4. Maintenance of Properties. The Credit Parties will, and will cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted, all material properties used or useful in the business of the Borrower and the Subsidiaries.

5.5. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (a) in the case of each public liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least 30 days’ or, with respect to any modification of payment dates, 10 days’ (or such shorter period of time as may be agreed to by the Collateral Agent) prior written notice to the Collateral Agent of any material modification or cancellation of such policy.

5.6. Environmental Matters. The Credit Parties will promptly notify the Administrative Agent of any condition, event or occurrence governed by Environmental Law or any Hazardous Materials Activity that, in any such case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of the Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7. Books and Records; Inspections. The Credit Parties will, and will cause each Subsidiary to, keep proper books of record and accounts in conformity in all material respects with GAAP. The Credit Parties will, and will cause each Subsidiary to, permit the Administrative Agent or any Lender or its authorized representatives, upon reasonable notice and with reasonable frequency, to visit and inspect any of the properties of the Borrower or any of the Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their business, operations, assets, liabilities (including contingent liabilities) and financial condition with its and their officers and independent registered public accounting firm; provided, that all such visits shall be requested through and coordinated by the Administrative Agent and shall occur at such reasonable times during normal business hours; and provided further that unless an Event of Default shall have occurred and be continuing, such visits and inspections that are undertaken at the Borrower’s expense shall be limited to one per year.

5.8. Lender Meetings. The Credit Parties will, upon the request of the Administrative Agent or Requisite Lenders, participate in a telephonic meeting of the Administrative Agent and Lenders (i) once during each Fiscal Quarter prior to the IPO and (ii) once during each Fiscal Year following the IPO, in each case, at such time as may be agreed to by the Borrower and the Administrative Agent.

(a) Compliance with Laws and Material Contractual Obligations. The Credit Parties will, and will cause each Subsidiary to, comply with all applicable laws (including all Environmental Laws) and Contractual Obligations of the Borrower or any of the Subsidiaries, except where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

5.9. Additional Subsidiaries. In the event that any Person becomes a Subsidiary of the Borrower, the Credit Parties will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if such Subsidiary is a Domestic Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.

5.10. Additional Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets after the Closing Date, other than any assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

5.11. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. To the extent the Borrower has failed, notwithstanding the use of commercially reasonable efforts, (a) to obtain the items referred to in paragraph (g) of the definition of “Collateral and Guarantee Requirement” in respect of the 111 8th Lease or any other Material Real Estate Asset constituting a Leasehold Property, or (b) to obtain the items referred to in paragraph (h)(iii) of the definition of “Collateral and Guarantee Requirement” in respect of the 60 Hudson Lease, in each case as a result of the unwillingness of any landlord to grant any necessary consent or enter into any agreement, then the Borrower agrees to monitor its arrangements with respect to such Leasehold Property and its relationship with such landlord and, if it shall determine that there would be a reasonable possibility that such consent or agreement could be obtained, will use commercially reasonable efforts (as defined in the definition of “Collateral and Guarantee

Requirement”) to obtain such items. The Borrower will promptly send any notices received from any depositary bank or securities intermediary under the New York Blocked Account Control Agreement or any Control Agreement to the Administrative Agent and the Collateral Agent. The Borrower will promptly supplement and revise the schedules of base rent payments in respect to the New York Leases to the New York Blocked Account Agreement so that such schedules are complete and accurate in all material respects at all times and will promptly send notices of monthly variable lease payments to the depositary bank under the New York Blocked Account Control Agreement, in each case to permit such depositary bank to timely make any base rent payments and monthly variable lease payments in respect of the New York Leases. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.12. Interest Rate Protection. Not later than 90 days following the Closing Date the Borrower shall obtain and at all times thereafter cause to be maintained in effect one or more Interest Rate Agreements for a term ending not earlier than the third anniversary of the Closing Date, and otherwise in form and substance reasonably satisfactory to Administrative Agent, the effect of which Interest Rate Agreements shall be to fix the interest cost to the Borrower (or otherwise protect the Borrower against fluctuations in interest rates) with respect to at least 50% of the aggregate amount of the Term Loan Exposures and Revolving Exposures on the Closing Date.

5.13. Maintenance of Ratings. Unless otherwise consented to by the Administrative Agent, the Credit Parties shall use commercially reasonable efforts to maintain a public corporate family rating from Moody’s, a public corporate credit rating from S&P and a public credit rating from each of Moody’s and S&P with respect to its senior secured debt.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized in an aggregate amount equal to 102% of the undrawn face amount of all such Letters of Credit) and the Letter of Credit Usage shall have been reduced to zero, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:

6.1. Indebtedness. (a) The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) the Obligations;

(ii) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or of the Borrower to any Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Subsidiary, (B) such

Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (C) such Indebtedness shall be unsecured and, if owed by a Credit Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (D) any payment by any Subsidiary Guarantor under the Guarantee of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owing by such Subsidiary Guarantor to the Borrower or any other Subsidiary for whose benefit such payment is made and (E) such Indebtedness shall be permitted as an Investment under Section 6.6;

(iii) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depositary and cash management services or in connection with any automated clearing-house transfers of funds;

(iv) Guarantees incurred in compliance with Section 6.6;

(v) Guarantees by one or more Credit Parties of Indebtedness owed to Persons other than the Borrower or any Subsidiary and permitted under this Section (other than clause (vi) or (viii) hereof);

(vi) Indebtedness set forth on Schedule 6.1 and Refinancing Indebtedness in respect thereof;

(vii) Indebtedness consisting of (A) Capital Lease Obligations (other than Capital Lease Obligations in respect of leases of Real Estate Assets) and purchase money Indebtedness incurred by the Borrower or any Subsidiary to finance the acquisition, construction or improvement of any fixed or capital assets, any Indebtedness assumed in connection with the acquisition of any such assets and Refinancing Indebtedness in respect of the foregoing, in an aggregate principal amount not in excess of $5,000,000 at any one time outstanding; and (B) Capital Lease Obligations in respect of leases of Real Estate Assets acquired for use in the ordinary course of business; provided that all payments in respect of Indebtedness incurred under this clause (vii)(B) shall not exceed $5,000,000 in any Fiscal Year; provided further that such Indebtedness under this clause (vii) is incurred prior to, on or within 180 days after such acquisition or the completion of the construction or improvement of the related assets and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(viii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness (other than any such Refinancing Indebtedness) exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired (it being understood that the provisions of this clause (viii) will not prohibit any such Indebtedness to be increased through the utilization of available baskets or exceptions set forth in other clauses of this Section 6.1), (B) the aggregate principal amount of all such Indebtedness permitted by this clause (viii) shall not exceed $25,000,000 at any time outstanding and (C) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(ix) Indebtedness in respect of letters of credit, bank guaranties or similar instruments supporting performance, surety, statutory, appeal, bid or similar obligations, workers compensation claims, health, disability or other employee benefits or obligations in respect of property, casualty or liability insurance premiums (provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof), in each case incurred in the ordinary course of business;

(x) unsecured Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their Affiliates;

(xi) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 8.1(h);

(xii) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of such Indebtedness may not exceed $2,500,000 at any time outstanding; and

(xiii) other unsecured Indebtedness of the Borrower and the Domestic Subsidiaries; provided that the aggregate principal amount of such Indebtedness may not exceed $2,500,000 at any time outstanding.

(b) Notwithstanding anything herein to the contrary, the Borrower will not issue any Disqualified Equity Interests, no Subsidiary will, and the Borrower will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests.

6.2. Liens. The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired or licensed, or on any income or profits therefrom, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(i) Liens created pursuant to any Credit Document;

(ii) Permitted Liens;

(iii) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction that is permitted hereunder;

(iv) in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(v) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its Organizational Documents or any related joint venture or similar agreement;

(vi) any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.2; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than proceeds of the assets subject thereto and, to the extent indicated on such Schedule 6.2, additions and accessions to the specific assets initially covered by such Lien) and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1 as Refinancing Indebtedness in respect thereof (it being understood that the provisions of this clause (vi) will not prohibit any such Lien from extending to other assets and securing other obligations to the extent the creation of Liens on such other assets and the securing of such other obligations shall be permitted through the utilization of available baskets or exceptions set forth in other clauses of this Section 6.2);

(vii) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 6.1(a)(vii) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower or any Subsidiary (except that, to the extent required by any creditor in respect of such Indebtedness, Liens on any equipment financed by such creditor may also secure other financings of equipment by such creditor);

(viii) any Lien (A) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or (B) existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than (1) proceeds or products of the assets subject thereto, (2) in the case of any Lien referred to in subclause (A) of this clause (viii), to the extent covered under the terms of such Lien as in effect on the date of such acquisition, additions and accessions to the specific assets initially covered by such Lien and (3) in the case of any Lien referred to in subclause (B) of this clause (viii), to the extent covered under the terms of such Lien as in effect on the date such Person becomes a Subsidiary, after-acquired assets of such Person, but not any assets that would not have been subject to such Lien but for the acquisition of such

Person by the Borrower or a Subsidiary) and (z) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1 as Refinancing Indebtedness in respect thereof (it being understood that the provisions of this clause (viii) will not prohibit any such Lien from extending to other assets and securing other obligations to the extent the creation of Liens on such other assets and the securing of such other obligations shall be permitted through the utilization of available baskets or exceptions set forth in other clauses of this Section 6.2);

(ix) Liens on property (A) of any Foreign Subsidiary that is not a Credit Party and (B) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 6.1;

(x) Liens consisting of an agreement to dispose of any property in a disposition permitted under Section 6.8, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xi) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(xii) Liens on property of a Subsidiary that is not a Credit Party securing Indebtedness of a Subsidiary that is not a Credit Party permitted to be incurred by Section 6.1; and

(xiii) other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding.

6.3. No Further Negative Pledges. The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restrict or imposes any condition upon the ability of the Borrower any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law, or by any rule, regulation or order of any Governmental Authority, or by any Credit Document, (b) restrictions and conditions existing on the date hereof identified on Schedule 6.3 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture, stockholder or similar agreement; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(a)(vi) or 6.1(a)(vii) if such restrictions or conditions apply only to the assets securing such Indebtedness, (e) restrictions or conditions imposed by customary provisions in leases and other agreements restricting the assignment thereof, (f) restrictions on cash or other deposits with customers under contracts entered into in the ordinary course of business, (g) restrictions under Contractual Obligations that are binding on a Person that becomes a Subsidiary after the date hereof to the extent such restrictions are in effect at the time such Person becomes a Subsidiary and are not created in contemplation thereof, and (i) restrictions under Contractual Obligations in connection with any disposition permitted by Section 6.8 to the extent such restrictions apply only to the assets to be disposed of.

6.4. Restricted Payments; Certain Payments of Indebtedness. (a) The Credit Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower, (iii) the Borrower may make Restricted Payments, not exceeding (A) $1,000,000 in the aggregate for any Fiscal Year ending prior to the IPO and (B) $2,500,000 in the aggregate for any Fiscal Year ending after the IPO, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Borrower and the Subsidiaries, (iv) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests, (v) the Credit Parties may make payments of fees under the GI Management Agreement as in effect on the date hereof to GI Manager L.P. or its Affiliates (A) on the Closing Date in an aggregate amount not to exceed the aggregate amount of the Revolving Commitments and the Term Loan Commitments as of the Closing Date multiplied by 0.75%, and (B) upon the consummation of an IPO in an aggregate amount not to exceed the gross Cash proceeds received by the Borrower from the IPO multiplied by 1.50%; provided that at the time of and immediately after giving effect to any payment made under this clause (v), no Default or Event of Default shall have occurred and be continuing, and (vi) repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.

(b) The Credit Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation, defeasance or termination of any Indebtedness, except:

(i) payments of or in respect of Indebtedness created under the Credit Documents;

(ii) scheduled interest and principal payments as and when due in respect of any Indebtedness, and required prepayments of Indebtedness (other than prepayments required as a result of an election made by the Borrower or any of the Subsidiaries);

(iii) refinancings of Indebtedness to the extent permitted by Section 6.1;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder; and

(v) payments of Indebtedness (or accreted value, if applicable) of the Borrower or any Subsidiary with Equity Interests (other than Disqualified Equity Interests) of the Borrower so long as such Equity Interests are issued in contemplation of such repayment.

6.5. Restrictions on Subsidiary Distributions. The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any other Subsidiary, (b) to repay or prepay any Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary, (c) to make loans or advances to the Borrower or any Subsidiary, or to Guarantee Indebtedness of the Borrower or any Subsidiary, or (d) to transfer, lease or license any of its assets to the Borrower or any Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, or by any rule, regulation or order of any Governmental Authority, or by any Credit Document, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.5 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreement; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line, line of business or other assets, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line, line of business or other assets, to be sold and such sale is permitted hereunder, (v) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.1(a)(vii), or by any permitted renewal, extension or refinancing of any such Indebtedness (but shall apply to any amendment, modification, renewal, extension or refinancing expanding the scope of any such restriction or condition); provided that such restrictions and conditions apply only to such Subsidiary, (vi) in the case of clause (d), (A) restrictions and conditions contained in agreements evidencing Indebtedness permitted by Section 6.1(a)(vi) or 6.1(a)(vii), if such restrictions or conditions apply only to assets the acquisition, construction or improvement of which was financed thereby and (B) restrictions or conditions imposed by customary provisions in leases, subleases, licenses, sublicenses, asset sale agreements and other agreements restricting the subletting or assignment thereof, and (vii) pursuant to the Contractual Obligations of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Contractual Obligations are binding on such Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower and were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower and (B) such restrictions and conditions apply only to such Subsidiary (and not to any other Subsidiary with which it is merged or consolidated, other than a Subsidiary that at the time of such merger or consolidation has no significant assets and conducts no business).

6.6. Investments. (a) The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and the Subsidiaries, taken as a whole, except:

(i) Investments in Cash, Cash Equivalents and assets that were Cash Equivalents when such Investments were made;

(ii) Investments existing on the date hereof in Subsidiaries and other Investments existing on the date hereof, in each case that are set forth on Schedule 6.6 (but not any additions thereto (including any capital contributions) made after the date hereof);

(iii) Investments by the Borrower or any Subsidiary in any Subsidiary or by any Subsidiary in the Borrower; provided that (A) in the case of any such Investment in a Subsidiary, such Subsidiary is a Subsidiary of the Borrower prior to such Investment and (B) Investments by the Credit Parties in Subsidiaries that are not Credit Parties shall not exceed $500,000 in the aggregate at any time outstanding;

(iv) Investments (A) received in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, suppliers or customers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (B) consisting of customary trade and promotion arrangements with customers consistent with past practices and other extensions of trade credit in the ordinary course of business, including any accounts receivable arising therefrom, and (C) constituting deposits, prepayments, and other credits to suppliers made in the ordinary course of business of the Borrower and the Subsidiaries;

(v) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.8;

(vi) loans and advances to officers, directors and employees of the Borrower and the Subsidiaries made in the ordinary course of business; provided that the aggregate principal amount thereof shall not exceed $500,000 at any time outstanding;

(vii) payroll, travel and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(viii) Permitted Acquisitions; provided that (A) the Acquisition Consideration (excluding any Acquisition Consideration in the form of common stock of the Borrower or paid with the Concurrent Equity Proceeds) paid for all Permitted Acquisitions may not exceed $50,000,000 in the aggregate since the Closing Date, (B) the Acquisition Consideration (determined as aforesaid) paid for all Permitted Acquisitions of Persons that do not become Credit Parties, and of assets that are not acquired by Credit Parties, may not exceed $500,000 in the aggregate since the Closing Date and (C) the Acquisition Consideration (determined as aforesaid) paid for all Permitted Acquisitions of Persons that become Credit Parties but that do not become Wholly owned Subsidiaries may not exceed $1,500,000 in the aggregate since the Closing Date;

(ix) Investments in the form of Hedge Agreements; provided that such Hedge Agreements shall have been entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure and not for speculative purposes;

(x) Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower (other than Disqualified Equity Interests) or with Concurrent Equity Proceeds;

(xi) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary of the Borrower after the Closing Date in a transaction permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xii) security deposits under leases, deposits with public utilities and other similar deposits in the ordinary course of business;

(xiii) other Investments; provided that (A) the aggregate amount of all Investments made in reliance on this clause (x) may not exceed $5,000,000 and (B) in the case of any such Investment that results in any Person not a Subsidiary of the Borrower becoming a Subsidiary of the Borrower (or that results in an acquisition of the assets constituting a business unit, division or line of business), such Investment meets the requirements set forth in the definition of the term “Permitted Acquisitions”;

(xiv) Guarantees by one or more Credit Parties of Indebtedness or other obligations of one or more Credit Parties, and Guarantees by one or more Subsidiaries that are not Credit Parties of Indebtedness or other obligations of the Borrower or any Subsidiary;

(xv) Investments consisting of (a) Guarantees permitted under Section 6.1 of obligations of Persons other than the Borrower or any Subsidiary, (b) Liens permitted under Section 6.2, (c) Restricted Payments permitted under Section 6.4, and (d) non-cash consideration received in connection with the disposition of assets permitted by Section 6.8(xiii); and

(xvi) asset purchases (including purchases of inventory, equipment, supplies and materials) and the non-exclusive licensing or contribution of Intellectual Property, in each case in the ordinary course of business.

6.7. Financial Covenants.

(a) Interest Coverage Ratio. The Credit Parties shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2010, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Interest Coverage Ratio
September 30, 2010	2.25:1.00
December 31, 2010	2.50:1.00
March 31, 2011	3.00:1.00
June 30, 2011	3.25:1.00
September 30, 2011	3.25:1.00
Thereafter	3.50:1.00

(b) Senior Secured Leverage Ratio. The Credit Parties shall not permit the Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter beginning on the Fiscal Quarter ending September 30, 2010 to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Senior Secured Leverage Ratio
September 30, 2010	5.00:1.00
December 31, 2010	4.50:1.00
March 31, 2011	4.00:1.00
June 30, 2011	3.50:1.00
September 30, 2011	3.25:1.00
December 31, 2011	3.00:1.00
March 31, 2012	3.00:1.00
June 30, 2012	2.75:1.00
Thereafter	2.50:1.00

(c) Pro Forma Calculations. For purposes of determining compliance with the financial covenants set forth in this Section 6.7 with respect to any period during which a Material Acquisition or Material Disposition has occurred, Consolidated Adjusted EBITDA and the components of Consolidated Cash Interest Expense shall be calculated with respect to such period on a pro forma basis to give effect thereto and to any other Material Acquisition or Material Disposition consummated since the first day of such period (including pro forma adjustments arising out of events that are directly attributable thereto, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted by the staff of the SEC, using the historical financial statements of any assets so acquired or disposed and the consolidated financial statements of the Borrower and the Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and any Indebtedness

incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and, in the case of any such incurred Indebtedness that bears a floating rate of interest, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period)). The Borrower shall deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

6.8. Fundamental Changes; Disposition of Assets. (a) The Credit Parties will not, and will not permit any Subsidiary to, merge or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer, lease or otherwise dispose of all or any part of its assets (including any Equity Interest), whether now owned or hereafter acquired, leased or licensed, except:

(i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Guarantor, is a Subsidiary Guarantor); provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted by Section 6.6;

(iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(iv) sales, transfers and other dispositions of equipment, Cash and Cash Equivalents in the ordinary course of business;

(v) sales, transfers, leases and other dispositions to the Borrower or any Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Credit Party shall be made in compliance with Sections 6.6 and 6.11;

(vi) sales, transfers and other dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such dispositions are promptly applied to the purchase price of similar replacement property;

(vii) Restricted Payments permitted by Section 6.4 and Liens permitted by Section 6.2;

(viii) sales, transfers and other dispositions of accounts receivable in connection with the collection or compromise thereof (but not as part of any financing transaction);

(ix) transfers of property subject to Insurance/Condemnation Events upon receipt of the Net Proceeds of such Insurance/Condemnation Events;

(x) abandonment, cancellation or other disposition of Intellectual Property in the ordinary course of business to the extent the loss of such Intellectual Property will not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(xi) licenses, subleases or access, colocation or similar agreements in the ordinary course of business between the Borrower or any of its Subsidiaries and customers or users of any Facility;

(xii) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and related binding agreements; and

(xiii) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section 6.8(a); provided that (A) the aggregate fair value (determined in good faith by the management of the Borrower (or similar governing body) of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (vi) shall not exceed $1,000,000 during any Fiscal Year, (B) the consideration received therefor shall be in an amount at least equal to the fair value thereof, (C) no less than 75% of the consideration received therefor shall be in the form of Cash or Cash Equivalents and (D) the Net Proceeds thereof shall be applied as required by Section 2.14(a).

(b) Notwithstanding anything to the contrary set forth herein, (i) the Credit Parties will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any Equity Interests in any Subsidiary unless (A) such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries and (B) immediately after giving effect to such transaction, the Credit Parties shall be in compliance with Section 6.6 and (ii) the Borrower will not permit any Subsidiary to issue any additional Equity Interest in such Subsidiary other than (A) to the Borrower or any Subsidiary in compliance with Section 6.6, (B) directors’ qualifying shares and (C) other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.

6.9. Sale/Leasebacks. The Borrower will not, and will not permit any Subsidiary to, enter, directly or indirectly, into any Sale/Leaseback Transaction.

6.10. Transactions with Affiliates. The Credit Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable in any material respect to the Borrower or such Subsidiary, as the case may be, than those that would prevail at the time in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (a) any transaction between or among Credit Parties not involving any other Affiliate, and any transaction between or among Subsidiaries that are not Credit Parties not involving any other Affiliate, (b) customary compensation, severance and benefits arrangements and reimbursements of reasonable out-of-pocket costs incurred on behalf of the Borrower and its Subsidiaries by, and indemnities provided to, directors, officers and employees of the Borrower and the Subsidiaries in their capacities as such in the ordinary course of business, (c) any Restricted Payment permitted under Section 6.4, (d) the transactions set forth on Schedule 6.10, (e) the payment of fees under the GI Management Agreement as in effect on the date hereof to GI Manager L.P. or its Affiliates (A) on the Closing Date in an aggregate amount not to exceed the aggregate amount of the Revolving Commitments and the Term Loan Commitments as of the Closing Date multiplied by 0.75%, and (B) upon the consummation of an IPO in an aggregate amount not to exceed the gross Cash proceeds received by the Borrower from the IPO multiplied by 1.50%, and (f) the issuance of Equity Interests (other than Disqualified Equity Interests) in the Borrower to the management of the Borrower or any of its Subsidiaries in connection with the Transactions.

6.11. Conduct of Business. The Credit Parties will not, and will not permit any Subsidiary to, engage to any material extent in any business other than the businesses engaged in by the Borrower and the Subsidiaries on the date hereof and similar or related businesses.

6.12. Capital Expenditures. The Credit Parties will not permit Consolidated Capital Expenditures (other than any Consolidated Capital Expenditures that (x) also constitute or are made as part of Permitted Acquisitions or (y) are made with amounts in the Equity Pool) in any measurement period set forth below (each such period, the “CapEx Period”) to exceed the amount set forth below for such CapEx Period (such amount for any CapEx Period being referred to as the “CapEx Amount” for such CapEx Period); provided that (a) an amount equal to 75% of any portion of the CapEx Amount for any CapEx Period (commencing with the CapEx Period ending December 31, 2010) that has not been expended during such CapEx Period (the “Rollover Amount”) may be carried over for expenditure in the next succeeding CapEx Period (but not any subsequent CapEx Period), and (b) Consolidated Capital Expenditures during any CapEx Period shall be deemed to use (i) first, the CapEx Amount for such CapEx Period and (ii) second, the Rollover Amount.

CapEx Period	Consolidated Capital Expenditures
July 1, 2010 to December 31, 2010	$30,000,000
Fiscal Year ending December 31, 2011	$40,000,000
Fiscal Year ending December 31, 2012	$40,000,000
Fiscal Year ending December 31, 2013	$40,000,000
Fiscal Year ending December 31, 2014	$40,000,000
January 1, 2015 to June 17, 2015	$40,000,000

6.13. Amendments of Organizational Documents and Certain Agreements. The Credit Parties will not, and will not permit any Subsidiary to, agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, any of its Organizational Documents, the GI Management Agreement or the documentation relating to any Material Indebtedness, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders; provided that the GI Management Agreement may be terminated at the election of the parties thereto.

6.14. Fiscal Year. The Credit Parties will not, and will not permit any Subsidiary to, change the last day of its Fiscal Year to a date other than December 31.

SECTION 7. OBLIGATIONS GUARANTEE

7.1. Guarantee of the Obligations. Subject to the provisions of Section 7.2, the Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to the Administrative Agent, for the ratable benefit of the Secured Parties, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code).

7.2. Contribution by Subsidiary Guarantors. The Subsidiary Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7. Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under its Obligations Guarantee such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each other Subsidiary Guarantor (a “Contributing Guarantor”) in an amount sufficient to cause each Subsidiary Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Subsidiary Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Subsidiary Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Subsidiary Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under their Obligations Guarantee. “Fair Share Contribution Amount” means, with respect to any Subsidiary Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Subsidiary Guarantor under its Obligations Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Subsidiary Guarantor for purposes of this Section 7.2, any assets or liabilities of such Subsidiary Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Subsidiary Guarantor. “Aggregate Payments” means, with respect to any Subsidiary Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Subsidiary Guarantor in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2), minus (ii) the aggregate amount of all payments received on or before such date by such Subsidiary Guarantor from the other Subsidiary Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Subsidiary Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Subsidiary Guarantor hereunder.

7.3. Payment by Subsidiary Guarantors. Subject to Section 7.2, the Subsidiary Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Subsidiary Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Obligations then due as aforesaid.

7.4. Liability of Subsidiary Guarantors Absolute. Each Subsidiary Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Subsidiary Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Subsidiary Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Subsidiary Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Subsidiary Guarantor’s liability for any portion of the Obligations that has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Subsidiary Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Subsidiary Guarantor, limit, affect, modify or abridge any other Subsidiary Guarantor’s liability hereunder in respect of the Obligations;

(e) any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the guarantees established under this Section 7 or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor’s liability thereunder, from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person (including any other Subsidiary Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Obligations Guarantee and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in Cash of the Obligations), including the occurrence of any of the following, whether or not any Subsidiary Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of indebtedness other than the Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Obligations.

7.5. Waivers by Subsidiary Guarantors. Each Subsidiary Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Subsidiary Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Subsidiary Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Subsidiary Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations (other than unmatured indemnification obligations) shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Subsidiary Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against the

Borrower or any other Subsidiary Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Obligations (other than unmatured indemnification obligations) shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Subsidiary Guarantor) of the Obligations, including any such right of contribution as contemplated by Section 7.2. Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations the Obligations (other than unmatured indemnification obligations) shall not have been finally paid in full in Cash, all Revolving Commitments not having terminated and all Letters of Credit not having expired or been cancelled, such amount shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations (other than unmatured indemnification obligations) shall have been paid in full in Cash, the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Subsidiary Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.9. Authority of Subsidiary Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Subsidiary Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of the Borrower. Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

7.11. Bankruptcy, Etc.

(a) The obligations of Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Subsidiary Guarantor or by any defense that the Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of Subsidiary Guarantors and the Secured Parties that the Obligations that are guaranteed by Subsidiary Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve the Borrower of any portion of such Obligations. Subsidiary Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Obligations are paid by the Borrower, the obligations of Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

7.12. Discharge of Subsidiary Guarantor Upon Disposition. If all the Equity Interests in any Subsidiary Guarantor held by the Borrower and its Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Subsidiary Guarantor shall cease to be a Subsidiary, such Subsidiary Guarantor shall, upon consummation of such sale or other disposition, automatically be discharged and released from its obligations under this Section 7, without any further action by any Secured Party or any other Person.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, the principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due, any amount payable to the Issuing Bank in reimbursement of any drawing under any Letter of Credit, (iii) within three Business Days after the date due, any interest on any Loan or any fee (or in the case of any default interest required by Section 2.10, within one Business Day after demand) or (iv) within three Business Days after the Borrower is notified that such amount is due, any other amount due hereunder;

(b) Default in Other Agreements. (i) The Borrower or any Subsidiary shall fail, after giving effect to any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, or (ii) any event or condition shall occur that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or, in the case of any Hedge Agreement, being terminated, or (B) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, without the lapse of any further grace periods (any applicable grace periods having expired), to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(a), 5.1(b), 5.1(c), 5.1(e), Section 5.2 or Section 6;

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by the Borrower or any other Credit Party in any Credit Document or in any statement or certificate at any time given by or on behalf of the Borrower or any other Credit Party pursuant to or in connection with any Credit Document shall be inaccurate in any material respect as of the date made or deemed made; provided that, in each case, such materiality qualifier shall not be applicable to any representations, warranties, certifications or other statements that already are qualified or modified by materiality in the text thereof;

(e) Other Defaults Under Credit Documents. The Borrower or any other Credit Party shall default in the performance of or compliance with any term contained herein or any Credit Document, other than any such term referred to in any other clause of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Authorized Officer (determined without giving effect to the proviso in the definition of such term) of such Credit Party becoming aware of such default and (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of the Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of the Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of the Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of the Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of the Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of the Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of the Subsidiaries shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of the Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f);

(h) Judgments and Attachments. (i) One or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (other than any such judgment adequately covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as such insurer is a financially sound and solvent insurance company and not an Affiliate of the Borrower) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or (ii) one or more nonmonetary judgments or orders (including, without limitation, injunctions, writs or warrants of attachment, garnishment, execution, distraint or similar process) shall be rendered against one or more of the Credit Parties and their Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there shall be any period of at least 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Employee Benefit Plans. There shall occur one or more ERISA Events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Change of Control. A Change of Control shall occur; or

(k) Guarantees, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guarantee for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations or otherwise pursuant to the terms of the applicable Credit Documents) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than as a result of repayment in full of the Obligations and termination of the Commitments), or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents.

THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments and the obligations of the Issuing Bank to issue Letters of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party: (1) the unpaid principal amount of and accrued interest on the Loans, (2) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) and (3) all other Obligations under the Credit Documents; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e) or 2.4(e) or the rights of any Hedge Counterparty under any Hedge Agreement; (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) or 8.1(g), to pay) to the Administrative Agent such additional amounts of cash as shall be reasonably requested by the Issuing Bank, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSLP, DBSI, RBC and STRH are hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes GSLP, DBSI, RBC and STRH to act as the Syndication Agents in accordance with the terms hereof and of the other Credit Documents. GSLP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSLP to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSLP, DBSI, RBC and STRH, in their capacity as the Syndication Agents, shall not have any obligations under the Credit Documents but shall be entitled to all the benefits of this Section 9. The Syndication Agents and any Agent described in clause (d) of the definition of “Agent” may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Each Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and/or the Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). No Agent shall incur any liability to any Person in acting upon any telephonic notice permitted to be given by the Borrower hereunder that such Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower or for otherwise acting in good faith.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of any Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Subsidiaries or Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgments.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Incremental Term Loan Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date or by the funding of any Incremental Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, (determined as set forth below), severally agrees to indemnify each Agent (and any sub-agent thereof) and any Related Party of any of the foregoing, to the extent that such Agent (or any sub-agent thereof) or any such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent (or any sub-agent thereof) or any such Related Party in exercising the powers, rights and remedies, or performing the duties, of such Agent under the Credit Documents or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Requisite Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default shall have occurred and be continuing) and the reasonable satisfaction of the Requisite Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Requisite Lenders and (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither the Requisite Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or any Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of GSLP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSLP or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and the Collateral Agent and signed by the Requisite Lenders. The Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Requisite Lenders and (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8. Collateral Documents and the Obligations Guarantee.

(a) Agents Under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation (other than the obligation to observe the terms of the Collateral Documents insofar as they create rights in favor of Hedge Counterparties) whatsoever to any holder of any Specified Hedge Obligation. Without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary (i) in connection with any sale or other disposition of assets permitted by this Agreement (or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented), to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or (ii) to confirm the release and discharge of any Subsidiary Guarantor from its Obligations Guarantee as contemplated by Section 7.11 or as consented to by the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5). Any execution and delivery of documents or instruments pursuant to this Section 9.8(a) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Specified Hedge Obligations and Related Hedge Agreements. No Hedge Agreement obligations which constitute Specified Hedge Obligations will create (or be deemed to create) in favor of any Hedge Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 8.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, each Hedge Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to the provisions of the Credit Documents relating to its rights as a Secured Party (including any exculpatory provisions for the benefit of the Agents), subject to the limitations set forth in this Section 9.8(c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than the Specified Hedge Obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Specified Hedge Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. For the avoidance of doubt, this provision shall not be construed to require a Credit Party to pay or indemnify the Administrative Agent or any other Person for any Taxes.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Bank or any Lender that is a party hereto on the date hereof shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any other Lender, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered by hand or sent by facsimile, courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of its Related Parties warrants the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and its Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender and the Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) subject to the last sentence of this Section 10.2, all the actual and reasonable out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facility provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, the credit facility provided for herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any other document or matter requested by the Borrower, (b) all the actual and reasonable out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (c) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants, appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the enforcement or protection of the rights of the Agents, any Arranger, any Bookrunner, the Issuing Bank or any Lender in connection with the Credit Documents, including the rights under this Section, in connection with the Loans made or Letters of Credit issued hereunder, and the custody or preservation of any of the Collateral; and (d) after the occurrence of a Default or an Event of Default, all actual and reasonable out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 10.2 shall be payable promptly after written demand therefor. Notwithstanding the foregoing, in connection with the structuring, arrangement and syndication of the credit facility provided for herein, including the preparation, execution, delivery and administration of this Agreement and the other Credit Documents (but not in connection with other matters referred to above), the Borrower will be required to reimburse the reasonable fees, expenses and other charges of only a single law firm representing the Bookrunners and Agents and, if the Administrative Agent shall deem it reasonably advisable, one additional firm of local counsel in each relevant jurisdiction.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Agent, the Issuing Bank, Arranger and Lender, each of their respective Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise (i) from the gross negligence, bad faith or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of, or a condition relating to, the Borrower, the Permitted Holders, or any Subsidiary, Affiliate, partner, director, agent, employee or controlling person of the Borrower and that is brought by such Indemnitee against any Affiliate, partner, director, agent, employee or controlling person of such Indemnitee, or by any Affiliate, partner, director, agent, employee or controlling person of such Indemnitee against such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Issuing Bank, each Lender, Agent and Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default referred to in paragraph (a), (b)(i), (b)(ii)(A), (f) or (g) of Article 8, or upon any acceleration of Obligations under the Credit Documents pursuant to Article 8, each Lender and the Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or the Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or the Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or the Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to Sections 10.5(b) and 10.5(c), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the scheduled expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date unless the Issuing Bank has agreed in writing to such extension and no Lenders shall have any remaining liability or obligations to the Issuing Bank or any other Lenders in respect of such Letter of Credit;

(iv) reduce the stated rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the scheduled time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the number of Lenders or the percentage of Term Loan Exposure, Incremental Term Loan Exposure and Revolving Exposure that shall be required for the Lenders or any of them to take any action hereunder or amend the definition of “Pro Rata Share”; provided that with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral from the Liens of the Collateral Documents or Subsidiary Guarantors representing all or substantially all the value of the Guarantee from their obligations under the Guarantee (or limit liability of all or substantially all of the Subsidiary Guarantors in respect of such Guarantee), except as expressly provided in the Credit Documents (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or so guaranteed shall not be deemed to be a release of the Collateral from the Liens of the Security Documents or a release or limitation of any such guarantee);

(x) amend, modify, terminate or waive any of the items required under clauses (h)(i), (h)(ii) and (h)(iii) of the definition of the term “Collateral and Guarantee Requirement” or any of the terms in the New York Blocked Account Control Agreement, in each case in a manner that could reasonably be expected to be materially disadvantageous to the Lenders; or

(xi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or Incremental Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of the Administrative Agent and the Issuing Bank;

(v) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Hedge Counterparty”, “Hedge Agreement”, “Obligations”, “Secured Parties” or “Specified Hedge Obligations” (each as defined herein or in any applicable Collateral Document) in each case in a manner adverse to any Hedge Counterparty with Obligations then outstanding without the written consent of any such Hedge Counterparty; or

(vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns permitted hereby and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither any Credit Party’s rights or obligations hereunder, nor any interest therein, may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or delegation without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, Bookrunners, Arrangers and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt by the Administrative Agent of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations, to:

(i) any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii) any Person meeting the criteria of clause (b) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to GSLP or its Affiliates), consented to by each of the Borrower (who shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), the Administrative Agent and the Issuing Bank (such consent not to be (x) in each case, unreasonably withheld or delayed or (y) in the case of the Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,500,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving

Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Term Loan or the Incremental Term Loans of a Series of the assigning Lender) with respect to the assignment of Term Loans.

Each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of the Loans owing to it or of its Commitment, as the case may be, of any other Class.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent and the Borrower such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(d), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (ii) in the case of an Assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” on the Assignment Effective Date; provided that, notwithstanding anything contained in any of the

Credit Documents to the contrary, (A) the Issuing Bank shall continue to have all rights and obligations thereof with respect to the Letters of Credit until the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder and (B) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than to any Credit Party or any Affiliates thereof) in all or any part of its Commitments, Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or consent that is described in Section 10.5(b) that affects such Participant or requires the approval of all the Lenders.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided (A) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (B) a participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with and be subject to Section 2.20 as though it became a Lender pursuant to an Assignment Agreement; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender including to any central bank having jurisdiction over such Lender or to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable central bank, Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Bookrunners, the Syndication Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, the Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by the Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with the Issuing Bank, or being supported by a letter of credit that names the Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.4(d) or 2.4(e). The provisions of Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Arranger, any Bookrunner, any Lender or the Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers, the Bookrunners, the Lenders and the Issuing Bank hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loans hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers, the Bookrunners, the Lenders or the Issuing Bank shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Arranger, any Bookrunner, the Issuing Bank or the Lenders (or to the Administrative Agent, on behalf of the Lenders or the Issuing Bank), or any Agent, any Arranger, any Bookrunner, the Issuing Bank or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED

ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 includes each Arranger), and each Lender (which term shall for the purposes of this Section 10.17 includes the Issuing Bank) shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to its and their respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their obligations (provided that such assignees, transferees, participants, counterparties and advisors, other than any central bank or Federal Reserve Bank in connection with an assignment, pledge or grant made pursuant to Section 10.6(h), are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (v) disclosures in customary “tombstone” or similar advertisements, (vi) disclosures necessary for the obtaining of CUSIP numbers for the Borrowings and (vii) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such

Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any other provisions of the Engagement Letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect) and the Bookrunners and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, on behalf of itself and each other Credit Party, that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender, the Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE TELX GROUP, INC.

By:	/s/ Christopher Downie
	Name:	Christopher Downie
	Title:	President

COLO PROPERTIES ATLANTA, LLC

CPA ACCESS, LLC

CPA HOLDINGS, LLC

CP ATLANTA II, LLC

CP ATLANTA, LLC

TELX BRILLIANT LA, LLC

TELX BRILLIANT SERVICES, LLC

TELX CALIFORNIA MANAGEMENT, LLC

TELX – CHARLOTTE, LLC

TELX – CHICAGO FEDERAL, LLC

TELX – CHICAGO LAKESIDE, LLC

TELX – CLIFTON, LLC

TELX – DALLAS, LLC

TELX – LOS ANGELES, LLC

TELX MANAGEMENT SERVICES, LLC

TELX – MIAMI, LLC

TELX – NEW YORK, LLC

TELX – NEW YORK 111 8TH, LLC

TELX – NEW YORK HOLDINGS, LLC

TELX – NEW YORK MANAGEMENT, LLC

TELX – PHOENIX, LLC

TELX REAL ESTATE HOLDINGS, LLC

TELX – SAN FRANCISCO, LLC

TELX – SANTA CLARA, LLC

TELX – WEEHAWKEN, LLC

TELX – UK, LLC

TELX INTERNATIONAL HOLDINGS, LLC,

each as a Subsidiary Guarantor

By:	/s/ Christopher Downie
	Name:	Christopher Downie
	Title:	President

[Signature Page to the Credit and Guarantee Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Arranger, Bookrunner, Syndication Agent, Swing Line Lender and a Lender

By:	Illegible
Authorized Signatory

[Signature Page to the Credit and Guarantee Agreement]

DEUTSCHE BANK SECURITIES INC., as Arranger, Bookrunner and Syndication Agent

By:	/s/ Scott Sartorius
	Name:	Scott Sartorius
	Title:	Managing Director

By:	Illegible
	Name:	Illegible
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

[Signature Page to the Credit and Guarantee Agreement]

ROYAL BANK OF CANADA, as Bookrunner, Syndication Agent and a Lender

By:	/s/ D.W. Scott Johnson
	Name:	D.W. Scott Johnson
	Title:	Authorized Signatory

[Signature Page to the Credit and Guarantee Agreement]

SUNTRUST ROBINSON HUMPHREY, INC., as Bookrunner and Syndication Agent

By:	/s/ Todd Koetye
	Name:	Todd Koetye
	Title:	Managing Director

SUNTRUST BANK, as a Lender

By:	/s/ Nicholas Hahn
	Name:	Nicholas Hahn
	Title:	Director

[Signature Page to the Credit and Guarantee Agreement]

SUNTRUST BANK, as Issuing Bank

By:	/s/ Nicholas Hahn
	Name:	Nicholas Hahn
	Title:	Director

[Signature Page to the Credit and Guarantee Agreement]

ING CAPITAL, LLC, as Documentation Agent

By:	/s/ William C. James
	Name:	William C. James
	Title:	Managing Director

[Signature Page to the Credit and Guarantee Agreement]

GSSL CLO-1 GOLDMAN SACHS SPECIALTY LENDING CLO-1, LTD.

By: GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., attorney-in-fact

By:	/s/ Greg Watts
	Name:	Greg Watts
	Title:	Senior Vice President

[Signature Page to the Credit and Guarantee Agreement]